Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

ACCELERATE HOLDINGS CORP.,

ACCELERATE ACQUISITION CORP.,

and

INVESTCORP INTERNATIONAL, INC.

(as Stockholders Representative)

Dated as of April 20, 2010

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 20, 2010, by and among AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (the “Company”), ACCELERATE HOLDINGS CORP., a Delaware corporation (“Buyer”), ACCELERATE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and INVESTCORP INTERNATIONAL, INC., solely in its capacity as a representative of the Stockholders (“Stockholders Representative”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 9.2.

WHEREAS, the respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously approved and declared it advisable to enter into this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, the respective Boards of Directors of each of Buyer, Merger Sub and the Company have each declared that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein;

WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition to the willingness of Buyer and Merger Sub to enter into this Agreement, the Company shall have delivered to Buyer and Merger Sub the irrevocable written consent of the Stockholders required to adopt and approve the Merger and this Agreement under the Certificate of Incorporation of the Company (collectively, the “Stockholder Consent”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of TPG Partners V, L.P. and TPG Partners VI, L.P. (each, a “Guarantor”) is entering into a guarantee in favor of the Company (each, a “Limited Guarantee”) in the form attached as Exhibit A hereto;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time (as defined below), subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its legal existence under the DGCL.

SECTION 1.2 Effective Time; Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m. local time, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date, time and place as the Company and Buyer may mutually agree; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions (but subject to the satisfaction or waiver of such conditions at the Closing) that is the earlier to occur of (i) a date during the Marketing Period to be specified by Buyer on no less than two Business Days notice to the Company and (ii) the first Business Day after the final day of the Marketing Period (the date on which the Closing occurs, the “Closing Date”). On or as soon as practicable following the Closing, the Company and Merger Sub shall cause the Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties hereto shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the date and time when the Merger is Effective, the “Effective Time”).

SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) The form of certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the form of certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.

(b) The form of bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the form of bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such bylaws.

SECTION 1.5 Board of Directors and Officers. The parties hereto shall take all actions reasonably necessary so that from and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER; CONSIDERATION

SECTION 2.1 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and, in respect of the actions contemplated by clauses (a) through (d) below, without any action on the part of the Company, Merger Sub, Buyer, or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) Each Share that is owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub or (iv) any other wholly-owned Subsidiary of Buyer immediately prior to the Effective Time shall be canceled, retired and shall cease to exist, without any conversion thereof, and no payment or distribution shall be made with respect thereto (the Shares described in this Section 2.1(b), “Cancelled Shares”);

(c) Each Share that is owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be delivered with respect to such Shares;

(d) Except for Cancelled Shares and Dissenting Shares, each share of Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at Closing to the holder thereof in accordance with Sections 2.2 and 2.3);

(i) For purposes of this Agreement, the “Per Share Closing Merger Consideration” means the quotient obtained by dividing:

(A) the Closing Merger Consideration, by

(B) the sum of (I) the total number of shares of Stock outstanding as of the Effective Time, plus (II) the total number of shares of Stock issuable upon exercise of the “in-the-money” Options (e.g., Options entitled to a payment pursuant to Section 2.1(g)) outstanding immediately prior to the Effective Time (assuming completion of the Merger for vesting purposes) (such Options, the “Vested Options”) plus (III) the total number of shares of Stock issuable upon exercise of the Warrants outstanding immediately prior to the Effective Time (the “Fully Diluted Stock Count”);

(ii) For purposes of this Agreement,

(A) the “Closing Merger Consideration” means (1) the Enterprise Value minus (2) the amount of Estimated Funded Indebtedness minus (3) the amount of Estimated Transaction Expenses minus (4) the Aggregate Redemption Payment minus (5) the Adjustment Holdback Amount minus (6) the Stockholders Representative Expense Holdback Amount plus (7) the amount of Estimated Cash minus (8) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital determined in accordance with Section 2.4(a) plus (9) the amount, if any, by which the Estimated Closing Net Working Capital as determined in accordance with Section 2.4(a) exceeds the Target Net Working Capital plus (10) the aggregate exercise price of the Warrants outstanding immediately prior to the Effective Time (the “Warrants Exercise Amount”) plus (11) the aggregate exercise price of the Vested Options (the “Options Exercise Amount” and together with the Warrants Exercise Amount, the “Warrants/Options Exercise Amount”);

(B) “Final Merger Consideration” means the Closing Merger Consideration as finally adjusted pursuant to Section 2.4.

(C) “Per Share Final Merger Consideration” means the quotient obtained by dividing (1) the Final Merger Consideration by (2) the Fully Diluted Stock Count.

(D) “Enterprise Value” means $1,287,500,000.

(e) Except as otherwise provided in clause (b) above, each share of Redeemable Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be redeemed by the Company in accordance with the terms of the Certificate of Designation, Preferences and Rights of the Redeemable Preferred Stock for the right to receive the Per Preferred Share Consideration (it being understood that the Company shall, prior to the Closing, take all reasonable actions necessary to effect such redemption);

(i) For purposes of this Agreement, the “Per Preferred Share Consideration” means an amount equal to the sum of the liquidation preference of such share of Redeemable Preferred Stock on the redemption date plus all accumulated and unpaid dividends on the Redeemable Preferred Stock to and including the date of redemption; and

(ii) For purposes of this Agreement, the “Aggregate Redemption Payment” means the product of the Per Preferred Share Consideration and the total number of shares of Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time;

(f) Each Warrant issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Warrant Cancellation Payment. Upon receipt of the Warrant Cancellation Payment as provided herein, such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former holder of a Warrant shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. Any payments made pursuant to this Section 2.1(f) shall be net of all applicable withholding taxes;

(g) Except as any holder of an Option may otherwise agree with Merger Sub, subject to clause (ii) of the immediately following sentence, each Vested Option issued and outstanding immediately prior to the Effective Time, shall be cancelled and the holder thereof shall be entitled to receive from the Company or the Surviving Corporation promptly following the Effective Time, in consideration for such cancellation, an amount in cash equal to the Option Cancellation Payment. Each (i) unvested Option and (ii) Vested Option for which the exercise price of such Option is greater than or equal to the Option Cancellation Payment allocable to such Option, shall, in each such case, be cancelled and terminated for no consideration. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(g) shall be net of all applicable withholding taxes. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled;

(h) After the Effective Time, all capital stock of the Company, and any options relating thereto, shall no longer be outstanding and shall automatically be canceled and retired, or converted in accordance with this Section 2.1, as the case may be, and each holder of a certificate representing any such shares or options shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, subject to Section 2.5.

SECTION 2.2 Exchange Procedures.

(a) JPMorgan Chase & Co. (or an affiliate thereof) shall act, at Buyer’s expense, as paying agent (the “Paying Agent”) in effecting the exchanges provided for herein. The amount specified by Section 2.3(a) shall be paid by Buyer at the Closing to the Paying Agent, by wire transfer of immediately available funds to the account (or accounts) specified by Paying Agent to Buyer in writing no later than two Business Days prior to the Closing Date, for disbursement as provided for herein; provided, however, that to the extent that Certificates (as defined below) and duly executed and completed Letters of Transmittal are provided to Buyer or the Company at least two Business Days before Closing, then the holder of Shares or Warrants to which such documents relate shall be paid the Per Share Closing Merger Consideration or Warrant Cancellation Payment, as applicable, payable at the Closing with respect thereto directly by Buyer on the Closing Date.

(b) To the extent not previously provided, at the Effective Time, or as soon as practicable thereafter (but not later than five Business Days thereafter), the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of certificates or other instruments (collectively, the “Certificates”) formerly evidencing (x) Shares (except for Cancelled Shares and Dissenting Shares) or (y) Warrants the form of the Letter of Transmittal. After the Effective Time, upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, less any applicable withholding taxes, and such Certificates so surrendered shall forthwith be cancelled. The Paying Agent and Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Warrants, as the case may be, such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation, as the case may be. Until surrendered as contemplated by, and in accordance with, this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares or Cancelled Shares), shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such Shares or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon.

(c) In the event of a transfer of ownership of any Shares or Warrants, as the case may be, that is not registered in the transfer books of the Company, subject to any applicable deductions or withholdings as described in Section 2.2(a) above, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(d) At any time following the expiration of 9 months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by holders of Shares, Warrants or Options, as the case may be, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the Shares, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(f) As promptly as practicable after the Effective Time (but not later than five Business Days thereafter), the Surviving Corporation shall, in exchange for the Options that become entitled to receive the consideration specified in Section 2.1, make the payment in respect of each such Option to each Option Holder utilizing the Company’s payroll system (and the Paying Agent will be directed to fund those amounts directly to the Company’s payroll account). The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation.

(g) All payments to be made under Section 2.2 shall be made by wire transfer of immediately funds to an account designated by the holder of the Shares, Warrants or Options, as the case may be, except as otherwise agreed by the payor and payee. Wire instructions shall be provided to the Surviving Corporation at least two Business Days prior to the applicable payment date.

SECTION 2.3 Payments at Closing. At the Closing, Buyer will make (or cause to be made) the following payments:

(a) to the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent in writing no later than two Business Days prior to the Closing Date, an amount equal to the Closing Merger Consideration minus (1) any amounts payable to holders of Shares or Warrants who have previously provided a duly executed Letter of Transmittal as provided herein minus (2) the Dissenting Shares Amount minus (3) the Warrants/Options Exercise Amount;

(b) to the Stockholders Representative for deposit into the Adjustment Holdback Account, the Adjustment Holdback Amount, and to the Stockholders Representative, the Stockholders Representative Expense Holdback Amount;

(c) on behalf of the Company, an amount equal to the Estimated Transaction Expenses and up to $2 million of IPO Expenses, which amounts shall be distributed by wire transfer of immediately available funds in the amounts and to each Person who is owed a portion thereof pursuant to the Transaction Expenses Payoff Instructions;

(d) on behalf of the Company, the amount payable to each counterparty or holder of Funded Indebtedness (other than the Assumed Funded Indebtedness) in order to fully discharge such Funded Indebtedness as contemplated by Section 5.15 hereof, in each case, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing Date; and

(e) to the Company, an amount equal to the Aggregate Redemption Payment, by wire transfer of immediately available funds to the account designated by the Company in writing no later than two Business Days prior to the Closing Date (which amount will be paid by the Company to the holders of the Redeemable Preferred Stock in accordance with Section 2.1(e)).

SECTION 2.4 Merger Consideration Adjustments.

(a) At least three Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Buyer a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) Funded Indebtedness (the “Estimated Funded Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of the close of business on the day prior to the Closing Date (and, except for the Transaction Expenses and Funded Indebtedness, without giving effect to the transactions contemplated herein), based on the Company’s books and records and other information available at the time, with Net Working Capital calculated on a basis consistent with Exhibit 2.4. All such estimates will be accompanied by a schedule of information showing the Company’s method of calculating them, together with a certificate from the Company’s Chief Financial Officer certifying that such estimates have been calculated in good faith in accordance with this Agreement.

(b) As promptly as practicable after the Closing, but in no event later than 60 days after the Closing Date, Buyer shall cause the Surviving Corporation to prepare and deliver to the Stockholders Representative (on behalf of the Stockholders) a closing statement (the “Closing Statement”) that shall include and set forth (A) a balance sheet of the Company as of the close of business on the day prior to the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP (provided, that the Closing Balance Sheet and Closing Net Working Capital shall (i) be based exclusively on the facts and circumstances as they exist as of the close of business on the day prior to the Closing Date and shall exclude the effect of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing), and (ii) need not contain footnote disclosures and, in the case of Net Working Capital, be prepared and calculated on a basis consistent with Exhibit 2.4 and, on that basis, set forth the Surviving Corporation’s calculation of Net Working Capital (the “Closing Net Working Capital”), Funded Indebtedness (the “Closing Funded Indebtedness”) and Cash (the “Closing Cash”) and (B) the actual Transaction Expenses. To the extent any actions on or following the Closing with respect to the accounting books and records of the Surviving

Corporation on which the Closing Balance Sheet and the foregoing calculations included in the Closing Statement are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Closing Balance Sheet or calculating the Closing Net Working Capital, Closing Funded Indebtedness and Closing Cash.

(c) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, (i) permit the Stockholders Representative and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall cooperate with the Stockholders Representative in seeking to obtain work papers from the Surviving Corporation pertaining to or used in connection with the preparation of the Closing Balance Sheet and the calculation of Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and Transaction Expenses and provide the Stockholders Representative with copies thereof (as reasonably requested by the Stockholders Representative), as well as to other documents reasonably requested by the Company, subject to execution by such parties of a customary access letter to the extent reasonably required by the Surviving Corporation’s accountants and (ii) provide the Stockholders Representative and its Representatives reasonable access to Buyer’s and the Surviving Corporation’s employees and accountants responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement as reasonably requested by the Stockholders Representative (including the Surviving Corporation’s chief financial officer and certified public accountants), subject to execution by such parties of a customary access letter to the extent reasonably required by the Surviving Corporation’s accountants. If the Stockholders Representative (on behalf of the Stockholders) disagrees with any part of the Surviving Corporation’s calculation of the Closing Net Working Capital, Closing Funded Indebtedness Closing Cash and/or Transaction Expenses, as set forth on the Closing Statement, the Stockholders Representative shall, within 60 days after the Stockholders Representative’s receipt of the Closing Statement, notify Buyer in writing of such disagreement by setting forth in reasonable detail the Stockholders Representative’s calculation of the Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and/or Transaction Expenses, as applicable, and describing the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to Buyer, then Buyer and the Stockholders Representative (on behalf of the Stockholders) shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital, Closing Funded Indebtedness Closing Cash and/or Transaction Expenses. In the event that Buyer and the Stockholders Representative (on behalf of the Stockholders) are unable to resolve all such disagreements within 30 days after Buyer’s receipt of such Objection Notice, Buyer and the Stockholders Representative shall submit such remaining disagreements to Deloitte LLP (New York office), or a nationally recognized certified public independent accounting firm as is acceptable to Buyer and the Stockholders Representative (the “Accounting Firm”). If no Objection Notice is delivered to Buyer within 60 days after the Stockholders Representative’s receipt of the Closing Statement, on the next succeeding day such Closing Statement shall be deemed final and binding on Buyer and the Stockholders Representative (on behalf of the Stockholders).

(d) Buyer and the Stockholders Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and/or Transaction Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within 60 days after its retention. The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Stockholders Representative’s respective calculations of the Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and/or Transaction Expenses that are identified as being items and amounts to which the Surviving Corporation and the Stockholders Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and/or Transaction Expenses, as the case may be, shall be based solely on written materials submitted by Buyer and the Stockholders Representative (i.e., not on independent review) and on the definitions of “Net Working Capital,” “Funded Indebtedness,” “Cash” and “Transaction Expenses” set forth herein and on a basis consistent with and in accordance with the methodologies and principles contemplated herein. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(e) The costs and expenses of the Accounting Firm in determining the Closing Net Working Capital, Closing Funded Indebtedness, Closing Cash and/or Transaction Expenses, as the case may be, shall be borne by Buyer, on the one hand, and the Stockholders Representative (on behalf of the Stockholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Closing Net Working Capital is $1,000 less than the amount determined by the Stockholders Representative, and the Stockholders Representative contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Stockholders Representative (on behalf of the Stockholders) and 40% (i.e., 200 ÷ 500) to Buyer. In connection with its determination of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses, as the case may be, the Accounting Firm shall, pursuant to the terms of this Section 2.4(e), also determine the allocation of its fees and expenses between Buyer and the Stockholders Representative (on behalf of the Stockholders), which such determination shall be conclusive and binding upon the parties hereto.

(f) Within five Business Days after the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses are finally determined pursuant to this Section 2.4:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” shall mean an amount equal to zero plus (i) the amount by which Estimated Net Working Capital is less than Closing Net Working Capital as finally determined pursuant to this Section 2.4 (“Final Net Working Capital”), if any, minus (ii) the amount by which Estimated Net Working Capital is greater than Final Net Working Capital, if any, plus (iii) the amount by which Estimated Cash is less than Closing Cash as finally determined pursuant to this Section 2.4 (“Final Cash”), if any, minus (iv) the amount by which Estimated Cash is greater than Final Cash, if any, minus (v) the amount by which Estimated Indebtedness is less than Closing Indebtedness as finally determined pursuant to this Section 2.4 (“Final Indebtedness”), if any, plus (vi) the amount by which Estimated Indebtedness is greater than Final Indebtedness, if any, minus (vii) the amount by which Estimated Transaction Expenses is less than the actual Transaction Expenses as finally determined pursuant to this Section 2.4 (“Final Transaction Expenses”), if any, plus (viii) the amount by which the Estimated Transaction Expenses is greater than the Final Transaction Expenses, if any;

(ii) If the Net Adjustment Amount is positive, Buyer shall promptly deliver to the Stockholders Representative (on behalf of the Stockholders) the Net Adjustment Amount up to a maximum payment by Buyer equal to the Adjustment Holdback Amount;

(iii) If the Net Adjustment Amount is negative, the Stockholders Representative (on behalf of the Stockholders) shall promptly deliver to Buyer from the Adjustment Holdback Amount the absolute value of the Net Adjustment Amount up to a maximum payment by the Stockholders Representative equal to the Adjustment Holdback Amount;

(iv) In the event that any funds remain in the Adjustment Holdback Account after completion of the payment of the adjustments described in Section 2.4(f)(ii) or Section 2.4(f)(iii) above, the Stockholders Representative shall distribute to each Stockholder its respective pro rata portion (calculated based on the Fully Diluted Stock Count) of all remaining amounts with respect to the Adjustment Holdback Amount (which, for the avoidance of doubt, shall be the entire Adjustment Holdback Amount in the event a payment was to be made under Section 2.4(f)(iii) above) to the account designated by such Stockholder and no further payment shall be payable by Buyer or the Stockholders Representative (on behalf of the Stockholders) under this Section 2.4;

(v) Any payment of the Net Adjustment Amount pursuant to this Section 2.4(f) shall include interest, as applicable, at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. Any payment of the Net Adjustment Amount, other than payments of stated interest thereon, shall (x) be treated by all parties for tax purposes as an adjustment to the Final Merger Consideration and (y) be made by wire transfer of immediately available funds to the account(s) designated by Buyer or the Stockholders Representative, as applicable. The obligations of the parties described in this Section 2.4(f) shall be the sole and exclusive remedy of the parties, as applicable, for any and all claims arising under this Agreement with respect to this Section 2.4(f);

(vi) Notwithstanding anything herein to the contrary, the Stockholders Representative shall be entitled to deduct and withhold from any distributions made by it to the Stockholders under this Section 2.4(f) such amounts as it is required to deduct and withhold under any provision of applicable tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of adoption of this Agreement or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who have not withdrawn such demand (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn, waived or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in this Section 2.5(a).

(b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Merger Sub that, (i) except as set forth on the disclosure schedules delivered by the Company to Buyer and Merger Sub prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule” or the “Schedules”), it being understood and agreed that each item in a particular section of the Disclosure Schedule applies to such section and to any other section (other than Sections 3.1, 3.2, 3.3, 3.4 and 3.6(a)) as to which its relevance is reasonably apparent and (ii) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.5(b) and 3.6(a), except as disclosed in, and reasonably apparent from, the Company SEC Reports (as defined below) filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections thereof or any such disclosures included in the Company SEC Reports that are cautionary, predictive or forward-looking in nature):

SECTION 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (b) duly qualified or licensed to do business in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except, in the case of this clause (b), for any failures which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries as currently in effect.

SECTION 3.2 Authority; Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the approval of the Merger and adoption of this Agreement by the requisite vote of the Company’s stockholders (which shall be given in the Stockholder Consent), and the filing of a Certificate of Merger pursuant to the DGCL), and no other corporate proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

(b) The Board of Directors of the Company has unanimously (i) determined that this Agreement is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

(c) The affirmative vote of the holders of a majority of outstanding shares of Series B Stock, Series D Stock and Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (which shall be given in the Stockholder Consent). When delivered to Buyer, the Stockholder Consent shall be effective, valid, enforceable and irrevocable.

SECTION 3.3 Capitalization; Equity Interests.

(a) The authorized capital stock of the Company consists of 4,133,000 shares of stock, of which (i) 500,000 shares are preferred stock, 20,000 shares of which are designated as 8% Cumulative Redeemable Preferred Stock (the “Redeemable Preferred Stock”) and (ii) 3,633,000 shares are common stock, (A) 1,500,000 shares of which are designated as Series A Common Stock, par value $0.01 per share (the “Series A Stock”), (B) 315,000 shares of which are designated as Series B Common Stock, par value $0.01 per share (the “Series B Stock”), (C) 1,500 shares of which are designated as Series D Common Stock, par value $0.01 per share (the “Series D Stock”), and (D) 1,816,500 shares of which are designated as Common Stock, par value $0.01 per share (the “Common Stock” and, collectively with the Series A Stock, the Series B Stock and the Series D Stock, the “Stock”). As of the date of this Agreement, 20,000 shares of

Redeemable Preferred Stock, 690,700 shares of Series A Stock, 307,328 shares of Series B Stock, 1,500 shares of Series D Stock and 0 shares of Common Stock, respectively, were issued and outstanding. In addition, as of the date hereof, the Company has outstanding Warrants to purchase 21,895 shares of Series A Stock and has granted Options to purchase 144,719 shares of Series A Stock.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true and complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person.

(c) Except as set forth in Section 3.3(c)(i) of the Disclosure Schedule, all outstanding shares of capital stock of the Company and each of its Subsidiaries were duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of and are not subject to any preemptive or similar rights. Except as set forth in Section 3.3(c)(ii) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except as set forth in Section 3.3(c)(iii) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c)(iv) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences. Except as set forth in Section 3.3(c)(v) of the Disclosure Schedule, there are no voting trusts, proxies or other Contracts of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, registration, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company or any of its Subsidiaries.

(d) Section 3.3(d) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all of the Stockholders of record and sets forth opposite each such Stockholder the number of Shares, Warrants and Options, as the case may be, owned by such Stockholder of record, including a true and complete list of each Option Holder of record, together with the number of shares of Series A Stock subject to each such Option and the exercise prices applicable to such Options.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a good faith estimate, as of April 16, 2010, of all of the outstanding Funded Indebtedness, including the principal and accrued and unpaid interest thereon.

SECTION 3.4 Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.4(a) of the Disclosure Schedule, conflict with, breach or result in a default (or give rise to any right of termination, cancellation, modification or acceleration, without regard to any giving of notice or lapse of time, or both) under any of the provisions of any Contract to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties, rights or assets are bound or (iii) assuming that all consents required pursuant to Section 3.4(b) have been obtained, and all filings described in such Section have been made, violate any Laws or Order applicable to the Company or any of its Subsidiaries or any such Person’s properties, rights or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

(b) Except (1) as set forth in Section 3.4(b) of the Disclosure Schedule, (2) for filings under applicable requirements of the Securities Exchange Act of 1934, as amended, (3) for the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the expiration or early termination of the applicable waiting period thereunder, if required, (4) for any filings as may be required under the DGCL in connection with the Merger and (5) for such consents, approvals, notifications, registrations or filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.5 Financial Information and SEC Reports; Undisclosed Liabilities; Controls.

(a) On February 5, 2010, the Company filed a Registration Statement on Form S-1 (as amended from time to time prior to the date hereof, including all exhibits and other documents filed in connection therewith, the “Company SEC Reports”) with the Securities and Exchange Commission (the “SEC”). Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company (consolidated with its Subsidiaries, as applicable) to which it relates as of the date thereof, and each of the other related financial statements (including the related notes) included in the Company SEC Reports (collectively, with such balance sheets, the “Financial Statements”) presents fairly, in all material respects, the results of operations and changes in financial position of the Company (consolidated with its Subsidiaries, as applicable) to which it relates for the period or as of the date set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein or as disclosed on Section 3.5(a) of the Disclosure Schedule and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments (which are not expected to be material), the absence of notes and any other adjustments described therein. Except as set forth on Section 3.5(a) of the Disclosure Schedule, the Company SEC Reports, (i) complied as to form in all material respects with the requirements of the Securities Act and (ii) when filed, as finally amended prior to the date hereof, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company and its Subsidiaries do not have any liabilities or obligations of a nature required to be reflected on a balance sheet or described in the financial statement footnotes prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) accrued and reflected or specifically reserved against in the most recent Financial Statements (including, for the avoidance of doubt, the notes thereto) filed with the SEC prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in connection with the transactions contemplated by this Agreement or the financing of such transaction, (iii) incurred since January 2, 2010 in the ordinary course of business consistent with past practice and that would not in the aggregate be material to the Company and its Subsidiaries, taken as a whole or (iv) which are disclosed on Section 3.5(b) of the Disclosure Schedule.

SECTION 3.6 Absence of Changes. Except as set forth in Section 3.6 of the Disclosure Schedule, since January 2, 2010 through the date of this Agreement, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a) any event, circumstance, development, condition, occurrence, state of facts, change or effect which, individually or in the aggregate, has had a Company Material Adverse Effect; or

(b) any material casualty event with respect to any material property or assets of the Company or its Subsidiaries (whether or not covered by insurance); or

(c) any action, which, if taken after the date hereof, would require the consent of Buyer under Section 5.1(b)(iii), (iv), (vi), (vii), (xi), (xii), (xiii), (xv) or (xvi) hereof.

SECTION 3.7 Assets and Properties.

(a) Section 3.7 of the Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned (the “Owned Real Property”), leased or subleased (the “Leased Real Property”), by the Company or any of its Subsidiaries as of the date hereof. Prior to the date hereof, the Company has made available to Buyer true and complete copies of all lease and sublease agreements applicable to the Leased Real Property. Except as set forth in Section 3.7 of the Disclosure Schedule or for defects in title (or other Encumbrances) or failures to be in full force and effect, none of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has fee simple title to the Owned Real Property, or a valid, binding and enforceable leasehold interest in the Leased Real Property (including all rights, title, privileges and appurtenances pertaining or relating thereto). Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any other party to any lease or sublease applicable to the Leased Real Property, is in breach or default under such lease or sublease, and, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such leases or subleases, in each case expect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.7(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property or Leased Real Property or any portion thereof. The Owned Real Property and Leased Real Property comprise all of the real property necessary to operate the businesses of the Company and its Subsidiaries in all material respects in the manner currently conducted.

(b) Each of the Company and its Subsidiaries has title to, or a leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such personal property and the buildings, structural elements and fixtures of the Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and excepted.

SECTION 3.8 Material Contracts. Section 3.8 of the Disclosure Schedule sets forth a true and complete list (including a summary of material terms for any oral Contract), as of the date of this Agreement, of each Contract (other than purchase orders and standard sales contracts in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries currently in effect which by its terms (i) is not terminable at will within 12 months and requires future expenditures or receipts or other performance with respect to goods or services having an annual value in excess of $1,000,000, (ii) relates to any Funded Indebtedness, (iii) limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or in any geographic area, (iv) requires any capital commitment or capital expenditure, individually or in the aggregate, by the Company or its Subsidiaries of greater than $1,000,000, (v) relates to the acquisition or disposition of any business or assets or under which the Company or any of its Subsidiaries has any future liability greater than $1,000,000 with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligation, or any indemnification obligation, (vi) reflects any partnership, joint venture, limited liability company or similar agreement or arrangement, (vii) provides for change in control payments, (viii) relates to material Intellectual Property (other than licenses with annual license fees of less than $1,000,000), or (ix) is material to the business, assets, condition (financial or otherwise), financial position, or results of operations of the Company and its Subsidiaries, taken as a whole (the types of Contracts described in clauses (i) through (ix), “Material Contracts”). True and complete copies of all Material Contracts have previously been made available to Buyer, together with all material amendments, waivers or other changes thereto prior to the date hereof. Each Material Contract is in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and is valid, binding and enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto and is enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder, in each case which breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default thereunder.

SECTION 3.9 Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits, approvals, registrations, exemptions and other governmental authorizations required under or issued pursuant to all applicable Environmental Laws (collectively, “Environmental Permits”), except for such Environmental Permits the failure of which to hold would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, none of the Company and its Subsidiaries is, or has at anytime in the past three (3) years been, in violation of any requirements of any applicable Environmental Laws (including with respect to any Environmental Permits) in connection with the conduct of its current or former business or in connection with the use, maintenance or operation of any current or former real property owned, operated or leased (including all owned and leased real property that is not operational) by the Company or any of its Subsidiaries, except for violations which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company and its Subsidiaries has entered into any consent decree or other agreement with any Governmental Entity under any Environmental Law in the past three (3) years, and except as set forth on Schedule 3.9, none of the Company or its Subsidiaries is subject currently to any Order relating to compliance with any Environmental Law. Except as set forth on Schedule 3.9 and to the knowledge of the Company, there are no conditions (including with respect to any Release or threatened Release of Hazardous Substances) relating to the Company or any of its Subsidiaries or relating to any current or former real property owned, operated or leased (including all owned and leased real property that is not operational) by the Company or any of its Subsidiaries or any other location that in any such case would reasonably be expected to have a Company Material Adverse Effect upon the Company or any of its Subsidiaries under any Environmental Law. Except as set forth on Schedule 3.9, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect upon the Company or any of its Subsidiaries under Environmental Law. Neither the Company nor any of its Subsidiaries has assumed or retained by Contract, or operation of Law, any obligation related to Environmental Law or concerning Hazardous Substances that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To its knowledge, the Company has provided to Buyer true and complete copies of all material environmental reports, assessments, correspondence and similar documents that are in the possession or control of the Company or any of its Subsidiaries.

SECTION 3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no actions, suits, claims, complaints, demands, litigation, investigations, arbitrations, mediations, disputes or other proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened in writing by or before any court or other Governmental Entity against the Company or any of its Subsidiaries (x) as of the date hereof which bring into question the validity of this Agreement or (y) that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No injunction, writ, temporary restraining order, judgment, decree or any order of any nature (each, an “Order”) has been issued by any court or other Governmental Entity (x) as of the date hereof seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or (y) that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any Owned Real Property or Leased Real Property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

SECTION 3.11 Compliance; Licenses and Permits.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, each of the Company and its Subsidiaries has been since January 1, 2008 and continues to be operated in compliance in all material respects with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses, operations and assets.

(b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses and permits that are necessary to conduct their respective businesses as presently being conducted, except for such licenses and permits the failure to hold which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule and except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) such licenses and permits are in full force and effect, (ii) no violations are or have been recorded in respect of any thereof and (iii) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof.

SECTION 3.12 Intellectual Property. Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, registered copyrights and applications for registration of copyrights and domain names owned by the Company or any of its Subsidiaries and used in the Company’s or any of its Subsidiaries’ businesses. Except as set forth in Section 3.12(b) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the conduct of their respective business as currently conducted, free and clear of all Encumbrances; (ii) to the knowledge of the Company, neither the Intellectual Property used by the Company or any of its Subsidiaries in the current conduct of their businesses, nor the conduct of the Company or its Subsidiaries’ businesses, infringes upon, misappropriates or violates any Intellectual Property owned by others, and there are no pending written claims (including cease and desist letters or invitations to take a patent license) alleging the same; (iii) there is no pending or, to the knowledge of the Company, threatened in writing claim, action or proceeding against the Company or any of its Subsidiaries contesting the validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries or the right of the Company or any of its Subsidiaries to own, sell, license or use any such Intellectual Property; (iv) the Company and its Subsidiaries have used commercially reasonable efforts to protect the confidentiality of their material trade secrets; and (v) to the knowledge of the Company, no third party is misappropriating, violating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

SECTION 3.13 Tax Matters. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all Tax Returns required to be filed by it and paid all material Taxes due and owing, whether or not shown on any Tax Returns, or where payment is not yet due or with respect to Taxes the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings, has made adequate provision for all Taxes in the Audited Financial Statements in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c) None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened, pending or raised in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any of the Company and its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common buyer of which was the Company) or (ii) has any liability for the Taxes of any Person (other than a wholly-owned Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

(e) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; or (iii) election pursuant to Code Section 108(i) made effective on or prior to the Closing Date.

(f) Neither the Company nor its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

SECTION 3.14 Labor Relations; Employees.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, to the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, or any unlawful employment practice under applicable federal, state, and local Laws prohibiting employment discrimination or retaliation; (ii) there is no material unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency; (iii) as of the date hereof, there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company; (iv) the Company is not a party to or bound by any collective bargaining or similar agreement; (v) there is no Action by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s employees that is pending, or threatened which, if adversely decided, would reasonably, individually or in the aggregate, create a liability in excess of $500,000; (vi) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency, nor is there any court-approved settlement agreement in effect relating to employees or employment practices; (vii) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company planned or announced any such action or program for the future, except in compliance in all material respects with any applicable plant closing/mass layoff Laws; and (viii) there are no union organizing activities among the employees of the Company.

(b) Section 3.14(b) of the Disclosure Schedule contains a list, as of the date hereof, of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee of the Surviving Corporation who was a current or former employee of the Company and its Subsidiaries immediately prior to the Closing (each a “Company Employee” and collectively, “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has had or has any present or future liability (each such plan, program, arrangement, agreement, or policy being hereinafter referred to in this Agreement individually as a “Plan”).

(c) The Company has made available to Buyer or Buyer’s counsel a current, true and complete copy of each Plan, or, to the extent no such copy exists, an accurate description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to any Plan at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) Form 5500 and attached schedules, if required to be filed in connection with such Plan, (B) audited financial statements and (C) actuarial reports.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS that remains in effect on the date hereof and, to the knowledge of the Company, no event has occurred since such favorable determination letter was issued that is reasonably likely to jeopardize the tax-qualified status of such Plan.

(e) No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.

(f) No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the past five years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).

(g) Each Plan has been operated in all material respects in accordance with its terms and applicable Laws, and will continue to be so operated until the Closing Date.

(h) Other than routine claims for benefits in the ordinary course, to the knowledge of the Company, there are (i) no Actions pending or, to the knowledge of the Company, threatened; (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such Plan or any transfer of assets and liabilities from any such Plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Entities are pending or in progress nor, to the knowledge of the Company, threatened or in progress (including any routine requests for information from the PBGC).

(i) Except as set forth in Section 3.14(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) result in any material payment becoming due to any employee of the Company including severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment, vesting, or funding (through a grantor trust or otherwise) of any such benefits to any material extent

(j) Each contract, arrangement, or plan of the Company and its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(k) Except as set forth in Section 3.14(k) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by applicable Law.

SECTION 3.15 Transactions with Related Parties. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any executive officer, director or Affiliate of the Company or any of its Subsidiaries, or any Affiliate, relative or spouse of any such officer, director or Affiliate or any greater than 5% stockholder of the Company, on the other hand, except with respect to compensation for services rendered by employees in the ordinary course of employment or as otherwise provided for pursuant to a Plan.

SECTION 3.16 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc (collectively, the “Company Financial Advisors”), the fees and expenses of which are (to the extent not previously paid) included in the Transaction Expenses, no agent, broker, investment banker, firm or other Person acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. Other than Transaction Expenses and customary indemnification obligations pursuant to an engagement letter entered into with each of the Company Financial Advisors in connection with the transactions contemplated by this Agreement, there are no ongoing obligations of the Company with respect to the Company Financial Advisors that will be obligations or liabilities of the Surviving Corporation.

SECTION 3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries (the “Company Insurance Policies”). Except as set forth on Section 3.17 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any Company Insurance Policy maintained by them, (ii) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any Company Insurance Policy from any of its insurance brokers or carriers, and (iii) the Company has complied in all material respects with each such Company Insurance Policy. As of the date hereof, to the knowledge of the Company, there is no material claim by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been denied by the underwriters of such policies or bonds. All premiums due as of the date hereof under all of the Company Insurance Policies have been paid.

SECTION 3.18 Antitakeover Statutes. Assuming the accuracy of Buyer and Merger Sub’s representations and warranties in Section 4.8, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation shall be applicable to any such transactions.

SECTION 3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Buyer and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Buyer or Merger Sub. Except in the case of fraud or intentional misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Merger Sub or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer’s or Merger Sub’s use, of any such information, including any information, documents, projections, forecasts or other material made available to Buyer, Merger Sub or their respective Representatives in certain “data rooms” or management presentations or otherwise in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1 Organization; Power and Authority. Each of Buyer and Merger Sub is (a) a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (b) duly qualified to do business in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except, in the case of clause (b), for any failures which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

SECTION 4.2 Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the DGCL), and no other corporate proceedings on their respective parts are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

SECTION 4.3 Conflicts; Consents.

(a) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the certificates of incorporation, bylaws or other constitutive documents of Buyer or Merger Sub, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation, modification or acceleration, without regard to any required giving or notice or lapse of time, or both) under any of the provisions of any Contract to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) assuming that all consents required pursuant to Section 4.3(b) have been obtained, and all filings described in such Section have been made, violate any Laws or Order applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for (i) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, if required, (ii) any filings as may be required under the DGCL in connection with the Merger and (iii) such consents, approvals, notifications, registrations or filings the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.4 Investment Representation. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the capital stock of the Surviving Corporation, and further acknowledges that the capital stock of the Surviving Corporation has not been registered under the federal securities laws or under any state or foreign securities laws, and that the capital stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.

SECTION 4.5 Brokers. No agent, broker, investment banker, firm or other Person acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby for which the Company or its Subsidiaries could have any liability prior to Closing.

SECTION 4.6 Litigation. There are no Actions pending or, to the knowledge of Buyer or Merger Sub, threatened in writing by or before any court or other Governmental Entity against Buyer or Merger Sub (x) as of the date hereof which bring into question the validity of this Agreement or (y) that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, no Order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

SECTION 4.7 Funds. Assuming the Financing Commitments are funded in accordance with their terms, the proceeds of the Financing (as defined below) will provide Buyer, at the Effective Time, with all funds necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder (including all payments to be made in connection herewith by Buyer, Merger Sub or the Surviving Corporation). Buyer has provided the Company true and complete copies of (i) executed commitment letters and related term sheets and any “market flex” provisions applicable to such commitments from Bank of America, N.A., Banc of America Securities LLC, General Electric Capital Corporation, Wells Fargo Capital Finance, LLC, Barclays Capital Inc., Barclays Bank PLC, Royal Bank of Canada, RBC Capital Markets, UBS Loan Finance LLC, UBS Securities LLC and Banc of America Bridge LLC to provide debt financing in an aggregate amount set forth therein (collectively, the “Debt

Financing Commitments”), pursuant to which lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), and (ii) executed commitment letters from each of TPG Partners V, L.P. and TPG Partners VI, L.P. to provide equity financing in an aggregate amount set forth therein (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, each of the Financing Commitments, in the form so delivered, is in full force and effect and constitutes the legal, valid and binding obligations of Buyer, and, to the knowledge of Buyer, each of the other parties thereto. Prior to the date hereof, the respective commitments contained in each of the Financing Commitments has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, neither Buyer nor Merger Sub is in breach of any of the terms or conditions set forth in any of the Financing Commitments and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. As of the date hereof, Buyer or Merger Sub has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Financing Commitments. There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Financing except as stated in the Financing Commitments. The parties acknowledge and agree that it shall not be a condition to the obligations of Buyer or Merger Sub to effect the Merger and the transactions contemplated by this Agreement that Buyer continue to have access to the financing contemplated by the Financing Commitments or other materials delivered to the Company evidencing Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement on or prior to the date hereof (i.e., Buyer’s obligations are not conditioned upon the availability of financing).

SECTION 4.8 Ownership of Shares. None of Buyer, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the date hereof, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL.

SECTION 4.9 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated herein, including the Financing. All of the outstanding shares of capital stock of Merger Sub is, and as of the Effective Time will be, owned directly by Buyer, free and clear of all Encumbrances.

SECTION 4.10 Solvency. At the Effective Time, assuming (i) satisfaction of the conditions to Buyer’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Company Material Adverse Effect” qualification or exception), including the representations and warranties set forth in Section 3.5(a), and (iii) any estimates, projections or forecasts provided by the Company to Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable and shall be attained or be attainable, as applicable, (A) the amount of “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed, as of such date, the sum of (i) the value of all “liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (B) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged by Buyer following such date; and (C) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they become due. For purposes of this definition, not having “an unreasonably small amount of capital for the operation of the businesses in which it is engaged” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or its Subsidiaries.

SECTION 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Buyer is necessary to adopt this Agreement or approve the Merger or the transactions contemplated hereby, other than any vote or approval obtained prior to the date hereof. The vote or consent of Buyer as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger and the transactions contemplated hereby.

SECTION 4.12 Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a duly executed Limited Guarantee. As of the date of this Agreement, each Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the applicable Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

SECTION 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Buyer, Merger Sub or any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CERTAIN COVENANTS

SECTION 5.1 Conduct of Business.

(a) From the date of this Agreement until the Effective Time, except as set forth on Section 5.1(a) of the Disclosure Schedule, as required by applicable Law or as expressly required or contemplated by this Agreement or otherwise consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice, use its commercially reasonable efforts to (i) preserve substantially intact the present organization of the Company and its Subsidiaries (ii) keep available the services of the present officers and key employees of the Company and (iii) preserve intact the Company’s and its Subsidiaries’ relationships with their material customers and material suppliers.

(b) Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as set forth on Section 5.1(b) of the Disclosure Schedule, as expressly required or contemplated by this Agreement or as required by applicable Law, the Company shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed other than with respect to the matters in clauses (i), (iv), (xi), (xv) and (xvi)), directly or indirectly:

(i) amend or otherwise change or propose to change its organizational documents, or split, reclassify or amend any terms of any shares or series of capital stock;

(ii) incur, assume, modify the terms of, guarantee or otherwise become liable (whether directly, contingently or otherwise) for any Funded Indebtedness, other than obligations under customer contracts, current obligations, and other liabilities incurred in the ordinary course of business consistent with past practice or additional borrowings under the Revolver;

(iii) cancel, pay, discharge, satisfy or settle any Action or obligation (A) for an amount in excess of $1,000,000 or (B) entailing the incurrence of (1) any obligation that would reasonably be expected to result in revenue reductions in excess of such amount or (2) obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries;

(iv) other than regularly scheduled dividends on, and redemptions of, the Redeemable Preferred Stock, declare, set aside or pay any dividend or other distribution (or make or agree to make any repurchase or redemption) with respect to any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into, exchangeable or exercisable for shares of capital stock or other securities, in each case, of the Company or any of its Subsidiaries;

(v) issue, sell, or otherwise dispose of or encumber or enter into any Contract for the issuance, sale or other disposition of any shares of capital stock or securities convertible into, exchangeable or exercisable for shares of capital stock or other securities, in each case, of the Company or any of its Subsidiaries (other than the issuance of shares of Stock upon the exercise of outstanding Warrants or Options);

(vi) sell, assign, license, transfer or otherwise dispose of any asset, right or property of the Company or any of its Subsidiaries, and in any event assets with an aggregate value in excess of $1,000,000 (excluding in all events sales of assets not useful in the operation of the business and sales of inventory to customers or non-exclusive licenses in the ordinary course of business consistent with past practice), or sell, assign, license, transfer or otherwise dispose of any material Intellectual Property or any other material intangible assets of the Company or any of its Subsidiaries (excluding any non-exclusive licenses in the ordinary course of business consistent with past practice), or knowingly allow any material Intellectual Property to lapse;

(vii) create any Encumbrance on any material property or asset of the Company or any of its Subsidiaries, except for (A) Encumbrances created in the ordinary course of business consistent with past practice that do not materially impair the use of any of the Company’s or its Subsidiaries’ properties or assets, and (B) Encumbrances required with respect to or in connection with the Funded Indebtedness;

(viii) commit after the Closing to incur, make or authorize any material capital or marketing expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with the Company’s capital expenditure and marketing expenditure budgets set forth in Section 5.1(b)(viii) of the Disclosure Schedule;

(ix) except in each case for regular annual increases in base salary consistent with past practice, increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $250,000; provided, however, notwithstanding anything herein to the contrary, nothing shall prohibit the Company from terminating and replacing, or entering into, agreements with any employee of the Company or its Subsidiaries who would reasonably be expected to be a “disqualified individual” (as defined in Section 280G(e) of the Code) in order to exempt any payments thereunder from such section of the Code, including to ensure that any payments thereunder would not be deemed a “parachute payment”;

(x) except in the ordinary course of business consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, materially amend or modify, terminate, cancel, assign, convey or otherwise transfer, in whole or in part, its rights and interests in or under any Material Contract or any Contract with an Affiliate of the Company or enter into any Contract that would be a Material Contract if in existence on the date of this Agreement or any Contract with an Affiliate of the Company;

(xi) make any change in the accounting methods or accounting practices followed by the Company or make any material change in depreciation or amortization policies or rates, except, in each such case, as may be required to conform to changes in GAAP or regulatory requirements with respect thereto;

(xii) except as required by GAAP, revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business in a manner consistent with past practice;

(xiii) make any Tax election, incur any liability for Taxes other than in the ordinary course of business or file an amended Tax Return;

(xiv) fail to exercise any rights of renewal with respect to any material Leased Real Property used in the Company’s business that by its terms would otherwise expire;

(xv) merge or consolidate with any other Person or acquire any material assets, businesses, product lines, business units, business operations, stock or other properties from any other Person other than (1) pursuant to existing Contracts that are disclosed in Section 5.1(b)(xv) of the Disclosure Schedule and (2) the acquisition of inventory, materials or supplies in the ordinary course of business in a manner consistent with past practice;

(xvi) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution, or enter into or discontinue any line of business material to the Company or its Subsidiaries, taken as a whole; or

(xvii) commit or agree or otherwise take any of the actions described in (i) through (xvi) above.

SECTION 5.2 Conduct of Business of Buyer and Merger Sub Pending the Merger. Each of Buyer and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not engage in any business activities or incur any liabilities or obligations, in each case, other than in connection with the transactions contemplated herein, including the Financing and matters relating to the post-Closing employment of employees of the Company.

SECTION 5.3 Access and Information; Confidentiality.

(a) Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its authorized Representatives to make such reasonable investigation of the business, operations and properties of the Company as Buyer may from time to time reasonably request in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and other Representatives (including legal counsel and independent accountants) of the Company and the properties and books and records of the Company. Without limiting the Company’s obligations under Section 5.14, the Company shall (A) furnish Buyer and its Representatives, including prospective financing sources, with such financial, operating and other data and information and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request and (B) instruct the employees, counsel, independent accountants and financial advisors of the Company and its Subsidiaries to use their commercially reasonable efforts to cooperate with Buyer in its investigation of the Company and its Subsidiaries. All access and investigation pursuant to this Section 5.3 shall be coordinated through the Company’s Executive Vice President and General Counsel or such other personnel as the parties may agree, shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere unreasonably with the normal operations of the business of the Company and its Subsidiaries. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) violate or prejudice the rights of its clients, (y) in the Company’s good faith opinion, after consultation with legal counsel, jeopardize the attorney-client privilege of the Company or its Subsidiaries or (z) contravene any Law or any binding agreement entered into prior to the date of this Agreement.

(b) The parties hereto will hold any information which is obtained in connection herewith in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties hereto shall promptly return or destroy such information in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 5.4 Approval of the Stockholders of the Company.

(a) Subject to the exercise of the Board of Directors of the Company’s fiduciary duties, (i) the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement in any meeting or written consent of stockholders of the Company and (ii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the adoption of this Agreement. Immediately following the execution of this Agreement, the Stockholders Representative shall deliver to Buyer the Stockholder Consent, evidencing, among other things, the adoption and approval of the Merger, this Agreement and the transactions contemplated hereby.

(b) Within ten Business Days following the date of an action by written consent of the stockholders of the Company in lieu of a meeting adopting this Agreement and approving the Merger pursuant to the DGCL, the Company shall deliver by any manner permitted by applicable Law the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered such action by written consent and is entitled to such notice under the DGCL (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice shall comply in all material respects with applicable Law. The Company shall take all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to deliver the Dissenters’ Rights Notice and any subsequent notice required to be delivered, or subsequent action to be taken with respect to Dissenting Shares, pursuant to the DGCL and other applicable Law.

SECTION 5.5 Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied. In furtherance and not in limitation of the foregoing, each party hereto agrees, if required, (i) to make an appropriate filing of a Notification and Report form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (including using reasonable best efforts to make such filing within ten Business Days of the date of this Agreement), (ii) to supply as promptly as reasonably practicable any additional information and materials that may be requested pursuant to the HSR Act and (iii) use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration of the applicable waiting period under the HSR Act as soon as practicable. Without limiting the generality of the foregoing, and subject to Section 5.3(b), the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each (1) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (2) reasonably cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (3) keep the other party reasonably informed of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby and (4) permit the other party to review any material communication given by it to, and consult with each other in advance of meeting with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person and, to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.5(a), if any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby under any applicable U.S. antitrust Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Entity challenging that any of the transactions contemplated hereby violates any U.S. antitrust Law, each of Buyer and Merger Sub shall use its best efforts and take all actions necessary to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including, in order to resolve such objections or suits, selling, holding separate or otherwise disposing of or conducting the Company’s business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct the Company’s business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of the Company’s assets or the assets of its Subsidiaries or the conducting of the Company’s business in a manner which would resolve such objections or suits.

(c) In connection with the matters contemplated by this Agreement, the Company will use commercially reasonable efforts prior to the Closing Date to give all required notices to third parties and to obtain all required third party consents as Buyer may request; provided that the Company shall not make, nor shall commercially reasonable efforts be deemed to require the Company to make, any payment to any such third party (other than to the extent reimbursed by Buyer) or amend any Contract with any such third party or be required to undertake extraordinary or unreasonable measures to facilitate such consent). Buyer shall cooperate and use its commercially reasonable efforts to assist the Company in obtaining such consents; provided, that Buyer shall not be required to undertake extraordinary or unreasonable measures and Buyer shall have no obligation to make any payments or agree to any amendments to any Contract as part of such cooperation and assistance.

(d) The Company will not (i) file with the SEC any amendments to its Registration Statement on Form S-1, (ii) print or use any form of prospectus contained therein or (iii) conduct any roadshow or take, or permit any Representatives to take, any action for the purpose of promoting any offering of Company capital stock without the approval of Buyer; provided, however, notwithstanding the foregoing, the Company and its Representatives shall not be prohibited from making any amendments required by the SEC in order to avoid the forced involuntary withdrawal of such Registration Statement or from taking any other actions (other than those expressly prohibited by clauses (i), (ii) and (iii) above) in preparation for any such offering or in furtherance of the Registration Statement.

SECTION 5.6 Public Announcements. Prior to the Closing Date, the parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 5.7 Indemnification of Directors and Officers.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company’s organizational documents currently in effect, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such indemnification, advancement of expenses and exculpation provisions to the fullest extent permitted by Law.

(b) Prior to the Effective Time, the Company shall be entitled to obtain and fully pay, at no expense to the beneficiaries, for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby). Any fees, costs and expenses incurred in connection with such policy shall be Transaction Expenses for purposes of this Agreement.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or a majority of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all obligations set forth in this Section 5.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.7.

(d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of the Company (the “Indemnified Parties”) and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of the Surviving Corporation and shall not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heir and legal representatives) without the consent of the Stockholders Representative.

SECTION 5.8 Expenses.

(a) Except as otherwise provided herein, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants; provided, however, Buyer shall pay all fees and expenses relating to any filing made pursuant to the HSR Act; and provided, further, that Buyer shall pay on behalf of the Company, or cause to be paid on behalf of the Company, all Transaction Expenses as provided in Section 2.3.

(b) With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, the Company shall use reasonable best efforts to submit to Buyer invoices at least two Business Days prior to Closing of all known Transaction Expenses and IPO Expenses, including the identity of each payee, dollar amounts owed and wire instructions necessary to effect the payment (the “Transaction Expenses Payoff Instructions”).

SECTION 5.9 Continuity of Employees and Employee Benefits.

(a) For a period of one year following the Closing, Buyer and the Surviving Corporation shall provide Company Employees with annual rates of base salary or hourly wages, as applicable, annual incentive opportunities (excluding equity-based incentives) and coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are, in the aggregate, not materially less favorable in the aggregate than the compensation and benefits provided to such Company Employees immediately prior to the Closing; provided, however, that notwithstanding the foregoing, nothing herein shall prevent or preclude Buyer or the Surviving Corporation from amending, terminating, substituting or otherwise replacing any plan, program or arrangement that it chooses, nor require the continued employment of any Company Employee on or after the Closing.

(b) Where applicable, each such Company Employee shall receive full credit for service with the Company and its Affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and accrual under each employee benefit plan, program, policy or arrangement to be provided by Buyer or the Surviving Corporation to such Company Employee to the same extent such service was recognized under the applicable Plan immediately prior to the Closing except where such crediting would result in duplicate benefits and for purposes of benefit accrual under any defined pension plan. In the event of any change in the welfare benefits provided to any Company Employee under any plan, Buyer shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting period would apply under the Plans absent any change in such welfare coverage plan) and (ii) provide each Company Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changes plan.

(c) This Section 5.9 is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, nor shall it be considered to be an amendment of any plan, program or arrangement of the Company or the Surviving Corporation.

SECTION 5.10 Tax Matters.

(a) Notwithstanding anything herein to the contrary, Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement, other than any Transfer Taxes payable on the transfer or exchange of capital stock, which shall be borne by the applicable Stockholder. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

(b) Prior to the Closing, the Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Shares are not a U.S. real property interest as defined in Section 897(c) of the Code.

SECTION 5.11 No Conversion to Cash. The Company agrees that, other than in the ordinary course of business and consistent with past practice, it shall not take any action, and shall cause its Subsidiaries to take no action, between the date of this Agreement and the Closing Date, the primary purpose of which is converting any asset of the Company or its Subsidiaries that is not an Adjusted Current Asset into Cash or an Adjusted Current Asset. Without limiting the generality of the foregoing:

(a) Accounts receivable/payable. The Company and its Subsidiaries shall collect all accounts receivable and pay all accounts payable in the ordinary course consistent with past practice.

(b) Expenditures. Until the Closing, the Company and its Subsidiaries shall make capital, marketing and other expenditures in the ordinary course of business consistent with past practice and any other capital, marketing or other expenditures deemed necessary or advisable by management and otherwise not prohibited by this Agreement and will not take any action or omit to take any action for the principal purpose of conserving Cash outside of the ordinary course of business.

(c) Sale of Assets. In the event that any assets of the Company and its Subsidiaries that are not Adjusted Current Assets (other than homes previously owned by Company employees and acquired by the Company in connection with the relocation of such Company employees) are sold, exchanged, leased, licensed or otherwise disposed of prior to the Closing Date, the Company and its Subsidiaries shall, at the election of Buyer, (i) use its reasonable best efforts to use the proceeds of such sale, exchange, lease, license or other disposition, to purchase like-kind or other similar assets for use in the business of the Company and its Subsidiaries, or (ii) retain at the Company and its Subsidiaries the proceeds of any such sale, exchange, lease, license or other disposition, in either case, the amount of any such proceeds shall not be included for any purposes in the calculation of Net Working Capital or Cash for all purposes under this Agreement.

(d) Casualty. If, between the date hereof and the Closing Date, there shall occur any physical damage to or destruction of, or theft of similar loss of, any of the tangible assets of the Company or any of its Subsidiaries that are not Adjusted Current Assets (a “Casualty Loss”), then if such Casualty Loss is material to the Company and its Subsidiaries, taken as a whole, the Company shall promptly give notice to Buyer thereof and of the Company’s estimate of the amount of casualty insurance, if any, payable to the Company in respect thereof. The Company shall use all commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss. The amount of any insurance proceeds paid to the Company net of such collection costs shall not be included for any purposes in the calculation of Net Working Capital or Cash for all purposes under this Agreement.

SECTION 5.12 Contact with Customers, Supplier and Other Business Relations. Prior to the Closing, except as otherwise expressly contemplated hereby, Buyer and its Representatives shall not have any contact or otherwise communicate with the employees, customers, suppliers and other business relations of the Company and its Subsidiaries about the Company or its Subsidiaries or their respective assets, properties, operations or businesses in connection with the transactions contemplated hereby without the Company’s prior written consent.

SECTION 5.13 Takeover Statutes. If any “fair price,” “business combination,” or “control share acquisition” statute or state takeover statute or other similar Law shall become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of the Company and Buyer and their respective Boards of Directors shall take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulations on this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 5.14 Financing Covenants.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided, that Buyer and Merger Sub may (x) modify the terms (but not the conditions) of the Debt Financing Commitments so long as such modifications would not adversely impact the ability of Buyer or Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby and (y) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or replace one or more of the Debt Financing Commitments after the date of this Agreement but prior to the Closing with new debt financing commitments (the “New Financing Commitments”) so long as, in each case described in the foregoing clause (y), the Company provides its written consent to such amendments or new debt financing commitments, which consent may only be withheld on the basis of the Company’s reasonable determination that such amendments or new debt financing commitments would adversely impact the likelihood or timing of the funding of the financing represented thereby relative to the Debt Financing Commitments as in effect prior to such amendment or new debt financing commitments (and in such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect)), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms reasonably acceptable to Buyer and Merger Sub and (iii) satisfy on a timely basis all conditions in such Debt Financing Commitments applicable to Buyer and Merger Sub and within their control. In the event that all conditions to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied, Buyer shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Buyer shall use its reasonable best efforts to arrange to obtain one or more New Financing Commitments as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period or, if earlier, the Outside Date. Buyer shall give the Company prompt notice of any material breach (or any other breach that could adversely affect the timely availability of the Financing) by any party to the Financing Commitments of which Buyer or Merger Sub becomes aware, or any termination of the Financing Commitments. Buyer shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing. For purposes of this Agreement “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date on which (A) Buyer shall have the Required Information and (B) for which the conditions set forth in Sections 6.1(b), 6.2(a) and 6.2(c) shall be satisfied on the first day of such period; provided, that, in no event shall the Marketing Period commence earlier than the date that is 20 Business Days after the date hereof; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Information and that the conditions set forth above have been satisfied, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Buyer in good faith reasonably believes the Company has not completed delivery of the Required Information or such conditions have not been satisfied and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or which conditions have not been satisfied); provided, further, that the Marketing Period shall not be deemed to have commenced (i) if, prior to the completion of the Marketing Period, PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Company SEC Reports or (ii) if the financial statements included in the Required Information that is available on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such period to satisfy the requirements under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period; and provided, further, that the Marketing Period shall be suspended in the event that at any time during such Marketing Period the conditions set forth in Section 6.1(b) shall not be satisfied, in which case such Marketing Period shall resume at such time, if any, that the conditions set forth in Section 6.1(b) are satisfied and shall expire upon the date that is the later of (A) 10 consecutive Business Days after the date of such resumption but no later than the Outside Date (provided that the Outside Date shall be deemed extended to the last day of such Marketing Period, but in no event past August 13, 2010) and (B) the number of consecutive Business Days (including the date of suspension) remaining in such Marketing Period on the date of suspension.

(b) The Company shall provide to Buyer and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Buyer and Merger Sub, at Buyer’s expense, all cooperation reasonably requested by Buyer in connection with the arrangement of the Financing, including (i) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders/investors, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including the delivery of a customary representation letter), prospectuses and similar documents necessary, proper or advisable in connection with the Financing, (iii) executing and delivering, as of and on the Closing Date, any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer (including a borrowing base certificate dated as of the Closing Date, a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Buyer and its Financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the Outside Date) with financial and other pertinent information regarding the Company as would be customarily included in an offering memorandum for a private placement of debt securities under Rule 144A of the Securities Act dated as of the date the Company sends a notice that the Required Information has been provided pursuant Section 5.14(a) with respect to which Buyer does not provide a notice to the Company pursuant to Section 5.14(a) to the effect that the Required Information has not been delivered, including the financial statements for the Company’s fiscal quarter ending April 3, 2010 (which have been reviewed by the auditors of the Company and shall reflect resolution of any outstanding SEC comments) and all pro forma financial statements, financial data and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, together with drafts of comfort letters customary for private placements under Rule 144A of the Securities Act by auditors of the Company which such auditors are prepared to issue at the time of pricing of such debt securities and the closing thereof upon completion of customary procedures (the information described in this clause (iv) collectively, the “Required Information”), (v) promptly providing Buyer with any supplements to the Required Information reasonably requested by Buyer during the Marketing Period, (vi) providing Buyer with the information required to be delivered under paragraphs 6 and 7 of Exhibit D in the Debt Financing Commitment (or any substantially identical requirements in any New Financing Commitments), (vii) using reasonable best efforts to obtain accountants’ comfort letters, consents, surveys and title insurance as reasonably requested by Buyer, (viii) taking all actions reasonably necessary to (A) permit (subject, for the avoidance of doubt, to the confidentiality obligations set forth below) the prospective lenders involved in the Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory appraisal contemplated by the Debt Financing Commitment within the time frame described therein) and (B) establish bank and other accounts and blocked account agreements in connection with the foregoing, (ix) entering into, or causing one of its Subsidiaries to enter into, as requested by Buyer, on and as of the Closing Date, one or more credit or other agreements on terms satisfactory to Buyer in connection with the Debt Financing immediately prior to the Closing, (x) at least five days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Buyer at least seven days prior to the Closing Date which is in connection with the Debt Financing relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; and (xi) taking all corporate actions, and causing its Subsidiaries to take all corporate actions, subject to the Effective Time (it being understood that the Company shall not be required to execute any Contracts prior to the Closing Date), in each case as reasonably requested by Buyer to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation or one of its Subsidiaries immediately following the Closing and to permit the proceeds thereof to be made available to the Surviving Corporation and/or its Subsidiaries as applicable, including entering into, or causing one of its Subsidiaries to enter into, on and as of the Closing Date, one or more credit agreements, indentures and/or other instruments on terms satisfactory to Buyer in connection with the Debt Financing immediately prior to the Effective Time (but not prior to the Closing) to the extent direct borrowings or debt incurrence by the Surviving Corporation or one of its Subsidiaries is contemplated in the Debt Financing Commitments; provided, however, that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries or require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Closing for which Buyer does not promptly reimburse or indemnify it, as the case may be, under this Agreement. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with such cooperation at the request of Buyer and indemnify and hold harmless the Company for any Loss suffered or incurred by the Company or any of its Subsidiaries arising therefrom (other than arising from information provided by the Company or its Subsidiaries), and the foregoing obligations shall survive termination of this Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. All non-public or other confidential information provided by the Company or its Representatives pursuant to this Section 5.14(b) (excluding any information included in the offering memorandum for a private placement under Rule 144A of the Securities Act (or other exemption from the registration requirements) and customary marketing materials used in connection therewith) shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer and Merger Sub shall be permitted to disclose such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing subject to the potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information, with the Company being a beneficiary of such confidentiality undertakings.

SECTION 5.15 Treatment of Certain Indebtedness.

(a) The Company shall use reasonable best efforts to negotiate a payoff letter from the agent under the Revolver, in customary form reasonably acceptable to Buyer, with respect to the Funded Indebtedness of the Company and its Subsidiaries under the Revolver which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to such Funded Indebtedness as of the anticipated Closing Date (and daily accrual thereafter) (the “Payoff Amount”) and (ii) state that all liens and all guarantees in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated (the payoff letter described in this sentence being referred to as the “Payoff Letter”). The Company shall use its reasonable best efforts to deliver a copy of the Payoff Letter to Buyer no less than two Business Days prior to the Closing Date. The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Buyer to facilitate the termination of commitments under the Revolver, effective as of the Effective Time, the repayment in full of all obligations then outstanding thereunder (using funds provided by Buyer) and the release of all Encumbrances and termination of all guarantees in connection therewith on the Closing Date, effective as of the Effective Time (such termination, repayment and release, the “Credit Agreement Termination”); provided, that in no event shall this Section 5.15(a) require the Company or any of its Subsidiaries to make any payment or incur any obligation or liability in connection with such Credit Agreement Termination or cause such Credit Agreement Termination unless the Closing shall have occurred and the Company shall have received funds to pay in full the Payoff Amount.

(b) The Company shall, promptly after the date hereof, use reasonable best efforts to obtain the agreement of the trustee under the Indentures to reduce the notice period to the trustee pursuant to Section 3.01 of each of the indentures (the “Indentures”) governing the notes described in clauses (iii), (iv) and (v) of the definition of “Funded Indebtedness” (the “Notes”) from 60 days to 30 days in connection with the Discharge (which efforts shall not include the obligation to make any payments). If requested by Buyer in writing, the Company shall (A) substantially simultaneously with the Closing issue a notice of optional redemption for all of the outstanding aggregate principal amount of the Notes pursuant to Section 3.07(a) of each of the Indentures, and (B) upon or simultaneously with the Closing, take any other actions reasonably requested by Buyer to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions of the Indentures; provided that prior to or simultaneously with the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Buyer shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Buyer in connection with the Discharge of the Notes identified to the Company by Buyer in writing.

(c) Each of Buyer and the Company shall use its reasonable best efforts to replace all letters of credit that are (i) currently outstanding or issued after the date hereof in compliance with this Agreement and (ii) issued for the account of the Company or any of its Subsidiaries (the “Company Letters of Credit”) with letters of credit issued and outstanding under any credit facility entered into in connection with the Financing, effective as of the Closing Date.

(d) To the extent Buyer requests, the Company shall use its reasonable best efforts to obtain payoff letters in customary form for and with respect to any other Funded Indebtedness to be paid at Closing not covered by Sections 5.15(a), (b) or (c) above (other than Assumed Funded Indebtedness).

SECTION 5.16 Resignations. At the Closing, the Company shall cause to be delivered to Buyer duly signed resignations, effective as of the Effective Time, of all members of the Board of Directors of the Company (except those designated by Buyer to the Company in writing at least 10 days prior to the Closing).

SECTION 5.17 No Solicitation. The Company shall not, nor shall it authorize or permit any of its directors, officers or employees to, and shall direct its Representatives retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information regarding, or otherwise cooperate in any way with, any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute ten percent (10%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or ten percent (10%) or more of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning ten percent (10%) or more of the equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own ten percent (10%) or more of the equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions as contemplated by this Agreement.

SECTION 5.18 Termination of Affiliate Arrangements. Except as contemplated by this Agreement or as set forth in Section 5.18 of the Disclosure Schedule, all agreements between the Company or any of its Subsidiaries and any Stockholder or its Affiliates shall be terminated as of the Closing Date with no further liability to the Company or any of its Subsidiaries or post-closing Affiliates, and all obligations and liabilities thereunder shall have been satisfied in full in cash by the Company on or prior to the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions precedent:

(a) Approvals. (i) If required, the applicable waiting period, if any, under the HSR Act shall have expired or terminated and (ii) all other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be, assuming the Merger had taken place, shall be in effect.

(b) Illegality. No Law shall have been enacted, entered, promulgated or enforced by, and no Order shall have been issued by, any Governmental Entity which prohibits, makes illegal, restrains or enjoins the consummation of the Merger.

(c) Stockholder Approval. This Agreement shall have been duly adopted by holders of the Company’s capital stock as required by the Company’s amended and restated certificate of incorporation and the DGCL pursuant to the Stockholder Consent.

SECTION 6.2 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the Company’s representations and warranties contained in Article III (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where all such failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties set forth in Section 3.3(a) and 3.6(a) shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Covenants. The Company shall have performed and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, no events, circumstances, developments, conditions, occurrences, state of facts, changes or effects shall have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Buyer shall have received a certificate dated the Closing Date and signed by the chief executive officer of the Company, certifying that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

SECTION 6.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions precedent:

(a) Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in Article IV of this Agreement (without giving effect to any “material”, “materiality” or “Buyer Material Adverse Effect” qualification on such representations and warranties) shall be true and correct, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where all such failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Covenants. Buyer and Merger Sub shall have performed and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by them at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate dated the Closing Date and signed by the chief executive officer of each of Buyer and Merger Sub, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.

SECTION 7.2 Termination by Either Buyer or the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company, if (a) any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or (b) the Merger shall not have been consummated by July 30, 2010 (subject to extension pursuant to the last proviso of Section 5.14(a), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.2 shall not be available to any party if the failure of the Merger to occur on or before the Outside Date was primarily due to the failure of such party to perform any obligations under this Agreement.

SECTION 7.3 Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company:

(a) if the Company is not in material breach of its obligations under this Agreement and there is a breach by Buyer or Merger Sub of any of their representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure to perform (i) to the extent curable, has not been cured prior to the Outside Date, or (ii) such breach cannot be cured, and in each case such breach would cause a condition set forth in Section 6.3(a) or Section 6.3(b) to be incapable of being satisfied prior to the Outside Date; or

(b) if all of the conditions set forth in Sections 6.1 and 6.2 have been and continue to be satisfied (other than, but subject to, those conditions that by their nature are to be satisfied by actions taken at Closing) and Buyer and Merger Sub fail to consummate the transactions contemplated by this Agreement on the date on which the Closing should have occurred pursuant to Section 1.2.

SECTION 7.4 Termination by Buyer. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of Buyer:

(a) if Buyer is not in material breach of its obligations under the Agreement and there is a breach by the Company of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach (i) has not been cured by the date that is the earlier of 30 days after written notice thereof to the Company or five Business Days prior to the Outside Date or (ii) such breach cannot be cured, and in each case such breach would cause a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) to be incapable of being satisfied prior to the Outside Date;

(b) if a valid and effective Stockholder Consent is not executed and delivered to Buyer immediately following the execution of this Agreement; provided, however, that the right to terminate the Agreement under this Section 7.4(b) must be exercised, if exercisable, by the fifth day after the date of this Agreement; or

(c) any events, circumstances, developments, conditions, occurrences, state of facts, changes or effects shall have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 7.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 7.5 and other than Buyer’s obligation to pay for expenses under Section 5.3(a) [Access], Section 5.3(b) [Confidentiality], Section 5.6 [Public Announcements], Section 5.8(a) [Expenses], the second sentence of 5.14(b) [Financing Cooperation] and Article VIII and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional and material breach of this Agreement prior to such termination date, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that, for the avoidance of doubt, no such termination shall relieve Buyer of its obligation to pay the Buyer Termination Fee, if due, pursuant to this Section 7.5.

(b) In the event of termination by the Company pursuant to Section 7.3(a) or Section 7.3(b), then Buyer shall promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $60,000,000 (the “Buyer Termination Fee”).

(c) The parties acknowledge that (i) the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee is not a penalty, but rather is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if Parent fails to promptly pay the Buyer Termination Fee and, in order to obtain such payment, the Company commences a suit that results in a judgment against Buyer for the Buyer Termination Fee, Buyer shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of such amount at the prime rate of interests reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, in the event that the Buyer Termination Fee becomes payable, the Company’s right to receive payment of the Buyer Termination Fee from Buyer pursuant to this Section 7.5 and the reimbursement and indemnification obligations pursuant to Section 5.14(b) or the guarantees thereof pursuant to the Limited Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries and Affiliates against Buyer, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the Losses suffered as a result of the failure of the Merger to be consummated, and upon payment of such amounts, none of Buyer, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in the event the Closing does not occur, in no event shall Buyer be subject to (nor shall the Company or any of its Affiliates seek to recover) monetary damages in excess of the Buyer Termination Fee. In no event shall the Company or any of its Affiliates seek to recover monetary damages from any of Buyer’s Affiliates or Representatives (other than as provided in the Limited Guarantees and subject to the limitations therein). If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its Representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Entire Agreement. This Agreement (including the annexes, exhibits and Schedules hereto), the Related Agreements and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.2 Assignment. This Agreement shall not be assigned, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto; provided, that Buyer or Merger Sub may assign this Agreement, in whole or in part, to one or more Affiliates of Buyer or pledge its rights hereunder as security to any of its Financing Sources (provided that any such assignment or pledge shall not relieve Buyer and Merger Sub of their respective obligations hereunder). Any purported assignment in violation of this Agreement is void.

SECTION 8.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 5.7 which shall inure to the benefit of the Indemnified Parties who are intended to be third-party beneficiaries thereof, (b) with respect to the provisions of Section 8.6(b) and Section 8.7 which shall inure to the benefit of the Financing Sources who are intended to be third-party beneficiaries thereof and (c) at the Effective Time, the right of the holders of Shares, Warrants and Options to receive the payments contemplated by the applicable provisions of Article II, in each case, at the Effective Time in accordance with the terms of this Agreement.

SECTION 8.4 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile or e-mail transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.4) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to the Company:

American Tire Distributors, Inc.

12200 Herbert Wayne Court

Suite 150

Huntersville, North Carolina 28070

Facsimile: (704) 947-1919

Attention: J. Michael Gaither

E-mail: MGaither@ATD-US.com

with a copy to:

Investcorp International Inc.

280 Park Avenue, 36th Fl.

New York, New York 10017

Facsimile: (212) 329-6835

Attention: David Tayeh

E-mail: dtayeh@investcorp.com

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile: (212) 351-4035

Attention: E. Michael Greaney, Esq.

  Sean P. Griffiths, Esq.

E-mail: sgrifffiths@gibsondunn.com

If to the Buyer, Merger Sub or the Surviving Corporation:

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Facsimile: (415) 743-1503

Attention: Clive Bode

E-mail: cbode@tpg.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: (212) 455-2502

Attention: Andrew W. Smith

E-mail: list-accelerate@lists.stblaw.com

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, faxed, e-mailed or mailed.

SECTION 8.5 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, Merger Sub and the Company, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

SECTION 8.6 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (PROVIDED THAT THE MERGER AND THE EXERCISE OF APPRAISAL RIGHTS WITH RESPECT TO THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (I) CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND ANY COURTS FROM WHICH APPEALS FROM JUDGMENTS OF THAT COURT ARE HEARD) (OR, IF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE PARTIES CONSENT TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY (AND ANY COURTS FROM WHICH APPEALS FROM JUDGMENTS OF THAT COURT ARE HEARD) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, THE FINANCING COMMITMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH EXCLUSIVE

PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY COURT OTHER THAN AS PROVIDED IN THIS SECTION 8.6(b).

SECTION 8.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR ANY RELATED AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES UNDER THE FINANCING COMMITMENTS IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENTS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. THE PARTIES HERETO AGREE THAT ALL OF THE PROVISIONS OF THIS PARAGRAPH RELATING TO WAIVER OF JURY TRIAL SHALL APPLY TO ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM REFERENCED IN THIS PARAGRAPH.

SECTION 8.8 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

SECTION 8.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.10 Enforcement.

(a) Prior to the Closing, the Stockholders Representative shall have no right to enforce any provision of this Agreement, other than Section 8.14.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.6(b), this being in addition to any other remedy to which Buyer may be entitled at law or in equity. The Company further agrees that it shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law.

(c) The parties hereto future further agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer or Merger Sub in accordance with their specific terms or were otherwise breached by Buyer or Merger Sub. It is accordingly agreed that, notwithstanding anything herein to the contrary, the Company shall be entitled to (x) specific performance of Buyer’s obligation to cause the Equity Financing to be funded to fund the Merger and (y) an injunction or injunctions to prevent breaches of this Agreement by Buyer or Merger Sub or to enforce specifically the terms and provisions of this Agreement to prevent breaches of or enforce compliance with those covenants of Buyer and Merger Such, in each case, that require Buyer or Merger Sub to perform its obligations under Section 5.14(a), in each case, in any court in the United States or any state having jurisdiction, subject to Section 8.6(b), this being in addition to any other remedy to which Buyer may be entitled at law or in equity; provided, however, such remedies in this Section 8.10(c) shall be available to the Company only in the event that (i) all condition in Sections 6.1 and 6.2 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded and (ii) the financing provided for by the Debt Commitment Letters (or, if alternative financing is being using in accordance with Section 5.14, pursuant to the commitments with respect thereto) has been fully funded (or will be fully funded if the Equity Financing is Funded at the Closing) or is otherwise available to be drawn down by Buyer. The parties acknowledge and agree that the Company shall only be entitled to injunctive or other equitable relief against Buyer and Merger Sub as and to the extent specifically provided in the immediately prior sentence. For the avoidance of doubt, under no circumstances shall the Company be entitled or permitted to receive both a grant of specific performance and money damages against Buyer or Merger Sub (other than pursuant to the indemnity and reimbursement provisions of Section 5.3, the reimbursement obligations under Section 5.5(c), the reimbursement obligations under the third to last sentence of Section 5.14(b) and any costs and expenses awarded by the court in connection with such action), including the Buyer Termination Fee.

SECTION 8.11 Survival of Representations and Warranties; No Recourse. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement shall survive the Merger. Subject to the foregoing, in no event following the Closing shall Buyer, the Surviving Corporation or the Company have any recourse against (i) any Persons who were stockholders of the Company immediately prior to the Effective Time who have executed the Stockholder Consent, or the former warrant holders or option holders of the Company immediately prior to the Effective Time who have executed a similar instrument, or any Affiliates or Representatives thereof, in each such case with respect to matters relating to the Company or (ii) the former directors or officers of the Company, or any Affiliates or Representatives thereof, in each such case with respect to any representation, warranty, covenant or agreement made by the Company, Buyer or Merger Sub in this Agreement, other than any rights against Indemnified Parties pursuant to Section 5.7.

SECTION 8.12 Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

SECTION 8.13 Disclosure Schedule. The representations and warranties contained in Articles III are qualified by reference to the Disclosure Schedule attached hereto. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.

SECTION 8.14 Stockholders Representative. By the approval of this Agreement pursuant to applicable Law and execution of the Stockholder Consent,

(a) Each Stockholder irrevocably appoints the Stockholders Representative as the representative, agent and proxy for all the Stockholders for all purposes under this Agreement including the full power and authority to act on the Stockholders’ behalf: (i) to consummate the transactions contemplated under this Agreement (including the adjustments under Section 2.4) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) to negotiate disputes arising under, or relating to, this Agreement (including with respect to the adjustments under Section 2.4) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (iii) to receive and disburse to the Stockholders any funds received on behalf of the Stockholders under this Agreement or otherwise; (iv) to withhold any amounts received on behalf of the Stockholders to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Stockholders or the Stockholders Representative in the performance of their duties hereunder; (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Stockholders); and (vi) to take all other actions to be taken by or on behalf of the Stockholders in connection with this Agreement (including with respect to the adjustments under Section 2.4) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Stockholders, by approving this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. All decisions and actions by the Stockholders Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) Each Stockholder severally, for itself only and not jointly, agrees to indemnify and hold harmless the Stockholders Representative and its partners, managers, officers, agents and other Representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Stockholders Representative or such other Person is made a party by reason of the fact that it is or was acting as, or at the direction of, the Stockholders Representative pursuant to the terms of this Agreement.

(c) Neither the Stockholders Representative nor any of its members, managers, officers, agents or other Representatives shall incur any liability to any Stockholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Stockholders Representative and its members, managers, officers, agents and other Representatives shall have no liability in respect of any action, claim or proceeding brought against such Persons by any Stockholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(d) Following the date that is the earlier of (x) twelve months from the Closing Date or (y) the later of (i) the final determination of all adjustments pursuant to Section 2.4 and (ii) full reimbursement of all Charges (as defined below), the Stockholders Representative shall distribute any remaining portion of the Stockholders Representative Expense Holdback Amount to the Stockholders on a pro rata basis (calculated based on the Fully Diluted Stock Count), it being understood and agreed that such distributions shall be the responsibility of the Stockholders Representative only and that neither Buyer nor the Surviving Corporation shall have any obligation to ensure that such distribution is, or distributions are, made. The Stockholders Representative shall have the right to recover from, in its sole discretion, the Representative Expense Holdback Account prior to any distribution to the Stockholders, the Stockholders Representative’s (including its Representatives) reasonable out-of-pocket expenses incurred in the performance of its duties hereunder (the “Charges”). In the event the Stockholders Representative Expense Holdback Amount is insufficient to satisfy the Charges, then each Stockholder will be obligated to pay its pro rata portion (calculated based on the Fully Diluted Stock Count) of such deficit.

(e) At any time prior to the distribution of the Stockholders Representative Expense Holdback Amount pursuant to Section 8.14(d) above, a majority-in-interest of the Stockholders may, by written consent, appoint a new representative as the Stockholders Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Stockholders of a majority-in-interest of those Stockholders must be delivered to Buyer and each other Stockholder not less than ten days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer. For the purposes of this paragraph (e), a “majority-in-interest of the Stockholders” shall mean Stockholders holding more than 50% of the Shares entitled to vote at a duly called meeting of Stockholders to vote thereon.

(f) In the event that the Stockholders Representative becomes unable or unwilling to continue in his or its capacity as Stockholders Representative, or if the Stockholders Representative resigns as the Stockholders Representative, a majority-in-interest of the Stockholders may, by written consent, appoint a new representative as the Stockholders Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Stockholders must be delivered to Buyer and each Stockholder. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

(g) Buyer shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Stockholders Representative on behalf of the Stockholders (without any obligation to inquire into the authority of the Stockholders Representative or the genuineness or correctness of such document or other paper or any signature of the Stockholders Representative), and Buyer shall not be liable to any Stockholder for any action taken or omitted to be taken by Buyer in such reliance or with respect to actions, decisions and determinations of the Stockholders Representative.

SECTION 8.15 Legal Representation. Buyer, Merger Sub, the Company and their respective Affiliates acknowledge and agree that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for some of the stockholders of the Company, the Company and their respective Affiliates for several years and that, in the event of any post-Closing disputes between the parties hereto, such stockholders of the Company reasonably anticipate that Gibson Dunn will represent them in such matters. Accordingly, Buyer, Merger Sub, the Company and their respective Affiliates expressly: (a) consent to Gibson Dunn’s representation of such stockholders of the Company in any post-Closing matter in which the interests of Buyer, Merger Sub and the Company on the one hand, and the stockholders of the Company, on the other hand, are adverse, whether or not such matter is one in which Gibson Dunn may have previously advised such stockholders, the Company or their respective Affiliates; (b) consent to the disclosure by Gibson Dunn to such stockholders of the Company or their Affiliates of any information learned by Gibson Dunn in the course of its representation of the stockholders of the Company or their respective Affiliates (other than the Company and its Subsidiaries), whether or not such information is subject to attorney client privilege or Gibson Dunn’s duty of confidentiality; and (c) do not consent to the disclosure after the Closing Date by Gibson Dunn to such stockholders of the Company or their Affiliates of any information owned by the Company learned by Gibson Dunn in the course of its representation of the Company, whether or not such information is subject to attorney client privilege or Gibson Dunn’s duty of confidentiality. Furthermore, Buyer, Merger Sub and the Company irrevocably waive any right they may have to discover or obtain information or documentation relating to the representation of such stockholders of the Company by Gibson Dunn in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to such stockholders; provided, however, that Buyer, Merger Sub, the Company or their respective Affiliates are not prohibited from obtaining or using information that is owned by the Company or is in its possession.

Buyer, Merger Sub, the Company and their respective Affiliates further covenant and agree that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby. If and to the extent that, at any time subsequent to Closing, Buyer, Merger Sub, the Company or their Affiliates shall have the right to assert or waive an attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, Merger Sub, the Company or their Affiliates shall be entitled to waive such privilege without any consent of any holders of Shares solely to the extent such privilege is not shared or common to such holders of Shares.

ARTICLE IX

INTERPRETATION; DEFINED TERMS

SECTION 9.1 Interpretation.

(a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b) For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof; (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, and shall be deemed to be followed by the words “without limitation”; (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified; (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders; (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns; (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto; (viii) all references to “$” or “dollars” shall be deemed references to United States dollars; (ix) the word “or” shall be deemed to mean “and/or”; and (x) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

SECTION 9.2 Certain Defined Terms. In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the following meanings specified or referred to below:

(a) “Adjusted Current Assets” means the sum of (i) accounts receivable, net of allowance for doubtful accounts, (ii) inventories and (iii) other current assets, in each case, based on the accounts set forth on Exhibit 2.4 and calculated in accordance with GAAP on a basis consistent with and in accordance with the methodologies and principles used in the Audited Financial Statements and Exhibit 2.4.

(b) “Adjusted Current Liabilities” means the sum of (i) accounts payable and (ii) accrued expenses, in each case, based on the accounts set forth on Exhibit 2.4 and calculated in accordance with GAAP on a basis consistent with and in accordance with the methodologies and principles used in the Audited Financial Statements and Exhibit 2.4.

(c) “Adjustment Holdback Account” means the U.S.-based account with a U.S. Financial Institution, maintained by the Stockholders Representative and specified in writing to Buyer at least three Business Days prior to Closing, holding the Adjustment Holdback Amount, which shall be invested by the Stockholders Representative in accordance with sound cash management principles in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment.

(d) “Adjustment Holdback Amount” means an amount equal to $12,500,000.

(e) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement, Affiliates of the Company shall, prior to the Closing, include Berkshire Fund VI Limited Partnership and its Affiliates, and Investcorp S.A. and its Affiliates.

(f) “ATD” means, American Tire Distributors, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company.

(g) “Assumed Funded Indebtedness” means those items of Funded Indebtedness that will not become due and payable, be terminable, be violated or be in default in connection with or as a result of the transactions contemplated by this Agreement, and which the Buyer elects to keep outstanding as an obligation of the Surviving Corporation or its Subsidiaries after the Closing Date.

(h) “Audited Financial Statements” means the financial statements as of and for the periods ending January 2, 2010, as included in the Company SEC Reports.

(i) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

(j) “Buyer Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that would prevent, materially delay or materially impede the performance by Buyer and Merger Sub of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

(k) “Cash” means, as of a given time, all cash and cash equivalents of or held by the Company or any of its Subsidiaries, including all outstanding security, customer or other deposits and excluding all escrows held for or on account of another Person (including, for example, the Am-Pac escrow account), at such time, as may be adjusted pursuant to Section 5.11.

(l) “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Company Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that, (A) is, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than to the extent of any effects resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in the U.S. replacement auto parts industry, (iii) changes or effects which result from the announcement of the Buyer as the acquiror of the Company, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable Law, (v) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof, (vi) any omission to act or action taken by the Company with the written consent of or at the written request of Buyer or (vii) any attack on, or by, outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity, (except to the extent in respect of clauses (i), (ii) and (v), that such adverse effects have a disproportionately adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to the adverse impact such effects have on other similarly situated companies in the U.S. replacement auto parts industry); or (B) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(n) “Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 5, 2010 between the Company and TPG Capital, L.P.

(o) “Contract” means any agreement, contract, lease or license, consensual obligation, binding commitment, loan, note, undertaking or other legally binding obligation (whether written or oral).

(p) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(q) “Dissenting Shares Amount” means the product of (i) the aggregate number of Dissenting Shares multiplied by (ii) the Per Share Closing Merger Consideration.

(r) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(s) “Environmental Laws” means all Laws relating to protection of the environment, natural resources or human health and safety, including those relating to the generation, handling, disposal, transportation, Release, threatened Release or remediation of harmful or deleterious substances.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u) “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

(v) “Financing Sources” means the entities that have committed to provide the Debt Financing Commitments (or any New Financing Commitments) in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

(w) “Funded Indebtedness” means, as of any particular time, without duplication, the sum of all amounts owing by the Company or its Subsidiaries to repay in full amounts due and terminate all obligations with respect to (i) the Revolver, (ii) the Oracle Notes, (iii) the Company’s Discount Notes due October 1, 2013, issued under the Indenture, dated as of March 31, 2005, among the Company and Wachovia Bank, National Association, as Trustee, as supplemented or amended from time to time prior to the date hereof, (iv) ATD’s 10.75% Notes due on April 1, 2013, issued under the Indenture, dated as of March 31, 2005, among ATD, MergerSub, Inc., the Company and Wachovia Bank, National Association, as Trustee, as supplemented or amended from time to time prior to the date hereof, (v) ATD’s Floating Rate Notes due April 1, 2012, issued under the Indenture, dated as of March 31, 2005, among ATD, MergerSub, Inc., the Company and Wachovia Bank, National Association, as Trustee, as supplemented or amended from time to time prior to the date hereof, (vi) the Loan and Purchase Agreement between ATD and Continental Tire North America, Inc., (vii) all other indebtedness for borrowed money of the Company and its Subsidiaries, and all obligations evidenced by bonds, debentures, notes or other similar instruments, (viii) all amounts drawn under letters of credit or similar facilities, (ix) all obligations with respect to hedging, swaps or similar arrangements, (x) all obligations for the deferred purchase price of assets, property or services (excluding any trade or other current payables, and only to the extent such amounts are not included in Adjusted Current Liabilities) and (xi) all obligations under capital or direct financing leases and purchase money and/or vendor financing (excluding any trade or other current payables, and only to the extent such amounts are not included in Adjusted Current Liabilities), including, in each case, accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of or tender for any of the foregoing (including as contemplated by Section 5.15(a)), but excluding any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses payable in connection with any Assumed Funded Indebtedness or any capital or direct financing leases that will not become due in connection with or as a result of the transactions contemplated by this Agreement (whether before or after the Closing). “Funded Indebtedness” shall exclude any Transaction Expenses and accounts payable and accrued expenses that are Adjusted Current Liabilities.

(x) “GAAP” means United States generally accepted accounting principles as consistently applied by the Company. With respect to (i) any calculation of Net Working Capital, “consistently applied” means that no change in accounting principles shall be made from those used in the preparation of the most recent balance sheet contained in the Company SEC Reports and Exhibit 2.4 and (ii) all other cases, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods. For purposes of the preceding sentence, “change in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by changes in underlying events) utilized in making accounting estimates.

(y) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any court, tribunal, or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(z) “Hazardous Substances” means any gasoline, petroleum (including crude or any fraction thereof) or petroleum products, lead, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, toxic molds, radioactivity or any other material, waste or substance regulated or defined as a “pollutant”, “contaminant”, “hazardous substance”, “toxic substance”, “hazardous waste” or “toxic waste” or term of similar import under, or that would reasonably be expected to result in liability pursuant to, any Environmental Laws.

(aa) “Income Taxes” means any income taxes, franchise taxes imposed in lieu of income taxes or any other tax or fee whatsoever that is an income tax in nature.

(bb) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, patent disclosure and inventions; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and other confidential information, including know-how, process, research and development information and technical data; (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation); and (vii) all other intellectual property protected under the laws of any jurisdiction anywhere in the world.

(cc) “IPO Expenses” means fees, expenses, charges and other payments relating to or incurred by the Company in connection with the Company’s proposed initial public offering that have not been paid by the Company, the Stockholders or otherwise prior to the Closing Date.

(dd) “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge of any of the individuals listed in Section 9.2(dd) of the Disclosure Schedule as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry concerning the applicable matter.

(ee) “Laws” means all foreign, federal, state and local statutes, laws (including common law), ordinances, codes, regulations, rules, resolutions, orders, permits, licenses, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees and other legally enforceable requirements of any Governmental Entity applicable to the specified Persons.

(ff) “Letter of Transmittal” means (i) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(gg) “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, options to purchase or lease or otherwise acquire any interest, charge or other claims or security interests of third parties of any kind.

(hh) “Losses” means, with respect to any Person, any and all losses, liabilities, claims, obligations, judgments, fines, costs, expenses, settlement payments, interest, penalties, awards or damages of any kind actually suffered or incurred by such Person.

(ii) “Net Working Capital” means the amount by which the sum of Adjusted Current Assets exceeds the sum of Adjusted Current Liabilities (collectively, the “Included Accounts”), each calculated in accordance with GAAP on a basis consistent with and in accordance with the methodology and principles used in the Audited Financial Statements and Exhibit 2.4; provided, however, for the avoidance of doubt, Net Working Capital shall exclude all other line items in a balance sheet prepared in accordance with the Audited Financial Statements (other than those specifically set forth under Adjusted Current Assets or Adjusted Current Liabilities), as well as any amounts relating to or included in Cash, Funded Indebtedness, Transaction Expenses, Income Taxes (including current or deferred) and any other amounts that are otherwise reflected in the calculation of the Final Merger Consideration (to avoid any double-counting with any other adjustments) or that arise or result from transactions contemplated by this Agreement.

(jj) “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Stock subject to such Option, multiplied by (ii) (x) the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at Closing), minus (y) the per share exercise price of the Option; provided, that if the Option Cancellation Payment is a negative number, the Option Cancellation Payment shall equal zero for all purposes under this Agreement.

(kk) “Option Holder” means a Person holding Options.

(ll) “Option Plans” means the American Tire Distributors Holdings, Inc. 2005 Management Stock Incentive Plan.

(mm) “Options” means the issued and outstanding options to purchase shares of Stock, issued pursuant to one of the Option Plans.

(nn) “Oracle Notes” means those notes issue under Payment Plan No. 3475 between Oracle Credit Corporation and ATD effective May 6, 2003 and all Payment Schedules outstanding thereunder as of date hereof, including, but not limited to, Payment Schedules $ 302122, 29901, 31409, 33543, 32043, 34156, 35011, 35822, and 36528.

(oo) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

(pp) “Related Agreements” means the Limited Guarantees, the Stockholder Consent and the Equity Financing Commitments.

(qq) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

(rr) “Representatives” of a Person means such Person’s investment bankers, financial advisors, financing sources, attorneys, accountants or other advisors, agents or representatives.

(ss) “Revolver” means the Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2005, among the American Tire Distributors, Inc., The Speed Merchant, Inc., T.O. Haas Tire Co., Inc., T.O. Haas Holding Co., Inc., Texas Market Tire, Inc., Texas Market Tire Holdings I, Inc., Target Tire, Inc., ATD MergerSub, Inc., as Borrowers and Banc of America Securities LLC, as Book Running Manager, Wachovia Capital Markets LLC, GECC Capital Markets Group, Inc., and Banc of America Securities LLC, each as Co-Lead Arranger, Wachovia Bank, National Association and General Electric Capital Corporation as Co-Syndication Agents and Bank of America, N.A. as administrative agent and collateral agent for the Lenders, as amended from time to time prior to the date hereof.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(uu) “Shares” means any share of (i) the Redeemable Preferred Stock and (ii) the Stock issued and outstanding immediately prior to the Effective Time.

(vv) “Stockholders” means, collectively, the holders of Stock, Warrants and Options (or, with respect to period after the Closing Date, the Persons who held Stock, Warrants and Options immediately prior to the Effective Time).

(ww) “Stockholders Representative Expense Holdback Amount” means an amount equal to $500,000.

(xx) “Subsidiary” of any Person means another Person under the Control of such Person.

(yy) “Target Net Working Capital” means $250,000,000.

(zz) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

(aaa) “Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

(bbb) “Transaction Expenses” means to the extent not paid in cash (whether by check or wire transfer) by the Company, the Stockholders or otherwise prior to the Closing Date, the aggregate amount of any fees, expenses, charges and other payments, including sale bonuses or other payments to employees of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, incurred or otherwise payable by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated by this Agreement (including the process by which the Company and its Affiliates solicited and negotiated acquisition proposals from third parties prior to the execution and delivery of this Agreement) but excluding any IPO Expenses, whether applicable invoices or demands for payment are received before or after Closing.

(ccc) “U.S. Financial Institution” means a commercial bank domiciled in the United States of America with a branch in New York City and rated “A” or better by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and “A” or better by Moody’s Investor Services, Inc.

(ddd) “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Per Share Final Merger Consideration (a portion of which, the Per Share Closing Merger Consideration, shall be payable at Closing in accordance with Sections 2.2 and/or 2.3), minus (y) the per share exercise price of the Warrant.

(eee) “Warrants” means the issued and outstanding warrants to purchase 21,895 shares of Series A Stock.

SECTION 9.3 Table of Definitions.

The following words and terms have the meaning set forth in the Sections references below:

Definition	Location
Accounting Firm	Section 2.4(c)
Acquisition Proposal	Section 5.16
Actions	Section 3.10
Adjusted Current Assets	Section 9.2(a)
Adjusted Current Liabilities	Section 9.2(b)
Adjustment Holdback Account	Section 9.2(c)
Adjustment Holdback Amount	Section 9.2(d)
Affiliate	Section 9.2(e)
Aggregate Redemption Payment	Section 2.1(d)(ii)
Agreement	Preamble
Assumed Funded Indebtedness	Section 9.2(g)
ATD	Section 9.2(f)
Audited Financial Statements	Section 9.2(h)
Business Day	Section 9.2(i)
Buyer	Preamble
Buyer Material Adverse Effect	Section 9.2(j)
Buyer Termination Fee	Section 7.2
Cancelled Shares	Section 2.1(b)
Cash	Section 9.2(k)
Casualty Loss	Section 5.11(d)
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Charges	Section 8.14(d)
Closing	Section 1.2
Closing Funded Indebtedness	Section 2.4(b)
Closing Balance Sheet	Section 2.4(b)
Closing Cash	Section 2.4(b)
Closing Date	Section 1.2
Closing Merger Consideration	Section 2.1(d)(ii)(A)
Closing Net Working Capital	Section 2.4(b)
Closing Statement	Section 2.4(b)
Code	Section 9.2(l)
Common Stock	Section 3.3(a)
Company	Preamble
Company Employee	Section 3.14(b)
Company Employees	Section 3.14(b)
Company Financial Advisors	Section 3.16
Company Insurance Policies	Section 3.10
Company Letters of Credit	Section 5.14(c)
Company Material Adverse Effect	Section 9.2(m)

Company SEC Reports	Section 3.5(a)
Confidentiality Agreement	Section 9.2(n)
Contract	Section 9.2(o)
Control	Section 9.2(p)
Credit Agreement Termination	Section 5.14(a)
D&O Insurance	Section 5.6(b)
Debt Financing	Section 4.7
Debt Financing Commitments	Section 4.7
DGCL	Preamble
Discharge	Section 5.15(b)
Disclosure Schedule	Article III
Dissenters’ Rights Notice	Section 5.4(b)
Dissenting Shares	Section 2.5(a)
Dissenting Shares Amount	Section 9.2(q)
Effective Time	Section 1.2
Encumbrances	Section 9.2(r)
Enterprise Value	Section 2.1 (c)(ii)(D)
Environmental Laws	Section 9.2(s)
Environmental Permits	Section 3.9
Equity Financing	Section 4.7
Equity Financing Commitments	Section 4.7
ERISA	Section 9.2(t)
ERISA Affiliate	Section 9.2(u)
Estimated Cash	Section 2.4(a)
Estimated Closing Net Working Capital	Section 2.4(a)
Estimated Funded Indebtedness	Section 2.4(a)
Estimated Transaction Expenses	Section 2.4(a)
Final Cash	Section 2.4(f)(i)
Final Indebtedness	Section 2.4(f)(i)
Final Merger Consideration	Section 2.1 (c)(ii)(B)
Final Net Working Capital	Section 2.4(f)(i)
Final Transaction Expenses	Section 2.4(f)(i)
Financial Statements	Section 3.5(a)
Financing	Section 4.7
Financing Commitments	Section 4.7
Financing Sources	Section 9.2(v)
Fully Diluted Stock Count	Section 2.1(d)(i)(B)
Funded Indebtedness	Section 9.2(w)
GAAP	Section 9.2(x)
Gibson Dunn	Section 8.15
Governmental Entity	Section 9.2(y)
Guarantor	Preamble
Hazardous Substances	Section 9.2(z)
HSR Act	Section 3.4(b)
Included Accounts	Section 9.2(ii)
Income Taxes	Section 9.2(aa)

Indemnified Parties	Section 5.6(d)
Indentures	Section 5.14(b)
Intellectual Property	Section 9.2(bb)
IPO Expenses	Section 9.2(cc)
knowledge of the Company	Section 9.2(dd)
Laws	Section 9.2(ee)
Leased Real Property	Section 3.7(a)
Letter of Transmittal	Section 9.2(ff)
Liens	Section 9.2(gg)
Limited Guarantee	Preamble
Losses	Section 9.2(hh)
Marketing Period	Section 5.14(a)
Material Contracts	Section 3.8
Merger	Preamble
Merger Sub	Preamble
Net Adjustment Amount	Section 2.4(f)(i)
Net Working Capital	Section 9.2(ii)
New Financing Commitments	Section 5.14(a)
Notes	Section 5.14(b)
Objection Notice	Section 2.4(c)
Option Cancellation Payment	Section 9.2(jj)
Option Holder	Section 9.2(kk)
Option Plans	Section 9.2(ll)
Options	Section 9.2(mm)
Options Exercise Amount	Section 2.1(d)(ii)(A)
Oracle Notes	Section 9.2(nn)
Order	Section 3.10
Outside Date	Section 7.2
Owned Real Property	Section 3.7(a)
Paying Agent	Section 2.2(a)
Payoff Amount	Section 5.14(a)
Payoff Letter	Section 5.14(a)
PBGC	Section 3.10
Per Preferred Share Consideration	Section 2.1(d)(i)
Per Share Closing Merger Consideration	Section 2.1(d)(i)
Per Share Final Merger Consideration	Section 2.1(c)(ii)(C)
Person	Section 9.2(oo)
Plan	Section 3.14(b)
Redeemable Preferred Stock	Section 3.3(a)
Related Agreements	Section 9.2(pp)
Release	Section 9.2(qq)
Representatives	Section 9.2(rr)
Required Information	Section 5.14(b)
Revolver	Section 9.2(ss)
Schedules	Article III
SEC	Section 3.5(a)

Securities Act	Section 9.2(tt)
Series A Stock	Section 3.3(a)
Series B Stock	Section 3.3(a)
Series D Stock	Section 3.3(a)
Shares	Section 9.2(uu)
Stock	Section 3.3(a)
Stockholder Consent	Preamble
Stockholders	Section 9.2(vv)
Stockholders Representative	Preamble
Stockholders Representative Expense Holdback Amount	Section 9.2(ww)
Subsidiary	Section 9.2(xx)
Surviving Corporation	Section 1.1
Target Net Working Capital	Section 9.2(yy)
Tax	Section 9.2(zz)
Tax Return	Section 9.2(aaa)
Taxable	Section 9.2(zz)
Taxes	Section 9.2(zz)
to the Company’s knowledge	Section 9.2(dd)
Transaction Expenses	Section 9.2(bbb)
Transaction Expenses Payoff Instructions	Section 5.7(b)
Transfer Taxes	Section 5.9(a)
U.S. Financial Institution	Section 9.2(ccc)
Vested Options	Section 2.1(d)(i)(B)
Warrant Cancellation Payment	Section 9.2(ddd)
Warrants	Section 9.2(eee)
Warrants Exercise Amount	Section 2.1(d)(ii)(A)
Warrants/Options Exercise Amount	Section 2.1(d)(ii)(A)

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:
Name:
Title:

ACCELERATE HOLDINGS CORP.

By:
Name:
Title:

ACCELERATE ACQUISITION CORP.

By:
Name:
Title:

Exhibit 2.4

Purchase Price Adjustments

This Exhibit describes the basis of preparation, and contains example preparations, of Net Working Capital, to be used in connection with the preparation of Estimated Net Working Capital and Closing Net Working Capital.1

Net Working Capital

In addition to the provisions provided in Section 2.4 and elsewhere in the Agreement, the Accounting Principles to be applied in calculating Net Working Capital for purposes of preparing the Estimated Net Working Capital and Closing Net Working Capital pursuant to Section 2.4 of the Agreement are as follows:

Basis of preparation:

When calculating the value of the Included Accounts, these line items should be comprised of the specific trial balance accounts that were included in presenting these same Included Accounts, and the same classifications shall be used as were used, in the Company’s Audited Financial Statements and the example calculations below.

Accounting Principles:

In addition to, and in furtherance of, the provisions of Section 2.4 of the Agreement, Net Working Capital shall be prepared in good faith and calculated in accordance with the same accounting methodologies, principles, practices and procedures used in and on a basis consistent with, those applied by the Company in preparing the Audited Financial Statements (including calculating accounting reserves, accruals and write-offs in accordance with the same methodology used to calculate such reserves, accruals and write-offs in preparation of the Audited Financial Statements). Net Working Capital shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) be based on facts and circumstances as they exist as of the close of business on the day immediately prior to the Closing Date and shall exclude the effect of any act, decision, change in circumstances or other event or development arising or occurring thereafter (including on the Closing Date), (iii) utilize the policies, practices and procedures consistent with those used in preparing the Audited Financial Statements and the example calculations below and (iv) not include any non-cash releases of accruals or reserves between the date of the Audited Financial Statements and the Closing, other than normal changes of estimates consistent with past practices. In determining Net Working Capital the issue date of the items on the balance sheet shall be the close of business on the day immediately prior to the Closing Date notwithstanding the fact that the Closing Statement is delivered after such date.

EXAMPLE CALCULATIONS

See attached Schedule 2.4.

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